SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event report): June 21, 2002 (June 14, 2002)

                      Syncor International Corporation
             (Exact Name of Registrant as Specified in Charter)

                                  Delaware
               (State or Other Jurisdiction of Incorporation)


         0-8640                                           85-0229124
 (Commission File Number)                     (IRS Employer Identification No.)


              6464 Canoga Avenue
              Woodland Hills, CA                                   91367-2407
  (Address of Principal Executive Offices)                         (Zip Code)


     Registrant's telephone number, including area code: (818) 737-4000


                               Not Applicable
       (Former name or former address, if changed since last report)



ITEM 5.  OTHER EVENTS

         On June 14, 2002, Syncor International Corporation ("Syncor"), a Delaware corporation, Cardinal Health, Inc., an Ohio corporation ("Parent"), and Mudhen Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), entered into an Agreement and Plan of Merger, dated as of June 14, 2002 (the "Merger Agreement"), a copy of which is attached as Exhibit 2.1 hereto and the terms of which are incorporated by reference herein.

         On June 14, 2002, Parent entered into Support/Voting Agreements with each of Monty Fu, Chairman of the Board of Directors of Syncor, and Robert G. Funari, Chief Executive Officer, President and Director of Syncor. A form of the Support/Voting Agreement is attached as Exhibit 99.1 hereto and the terms of which are incorporated by reference herein.

         The text of a joint press release dated June 14, 2002, issued by Syncor and Parent announcing the Merger Agreement, is attached as Exhibit
99.2 hereto and is incorporated by reference herein.

         The text of a press release dated June 14, 2002, issued by Syncor announcing the potential divestiture of its Comprehensive Medical Imaging division is attached as Exhibit 99.3 hereto and is incorporated by reference herein.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) - (b) Not applicable

(c) Exhibits.

2.1 Agreement and Plan of Merger, dated June 14, 2002, between Syncor International Corporation, Cardinal Health, Inc. and Mudhen Merger Corp.

99.1  Form of Support/Voting Agreement.

99.2 Text of joint press release dated June 14, 2002, issued by Syncor International Corporation and Cardinal Health, Inc.

99.3  Text of press release dated June 14, 2002, issued by Syncor
      International Corporation.



                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: June 21, 2002
                                          SYNCOR INTERNATIONAL CORPORATION


                                          By:  /s/ Monty Fu
                                               -----------------------------
                                               Name:  Monty Fu
                                               Title: Chairman of the Board

                                                                    Exhibit 2.1
                                                                    -----------


                                                               EXECUTION COPY
                                                               --------------







                         AGREEMENT AND PLAN OF MERGER

                                 BY and AMONG

                            Cardinal HEALTH, INC.
                                ("Cardinal"),

                             MUDHEN Merger CORP.
                 a wholly owned direct subsidiary of Cardinal
                                 ("SUBCORP"),

                                     and

                       Syncor INTERNATIONAL Corporation
                                  ("Syncor")







                                June 14, 2002

                                            TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
PRELIMINARY STATEMENTS.........................................................................................1
ARTICLE I.        THE MERGER...................................................................................2

         1.1.     The Merger...................................................................................2
         1.2.     Effective Time...............................................................................2
         1.3.     Effects of the Merger........................................................................2
         1.4.     Certificate of Incorporation and By-laws.....................................................2
         1.5.     Directors and Officers of the Surviving Corporation..........................................3
         1.6.     Additional Actions...........................................................................3

ARTICLE II.       CONVERSION OF SECURITIES.....................................................................3

         2.1.     Conversion of Capital Stock..................................................................3
         2.2.     Exchange Ratio; Fractional Shares; Adjustments...............................................4
         2.3.     Exchange of Certificates.....................................................................5
                      (a)      Exchange Agent..................................................................5
                      (b)      Exchange Procedures.............................................................5
                      (c)      Distributions with Respect to Unexchanged Shares................................6
                      (d)      No Further Ownership Rights in Syncor Common Stock..............................6
                      (e)      Termination of Exchange Fund....................................................6
                      (f)      No Liability....................................................................7
                      (g)      Investment of Exchange Fund.....................................................7
                      (h)      Withholding Rights..............................................................7
         2.4.     Treatment of Stock Options...................................................................7

ARTICLE III.      REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP.......................................8

         3.1.     Organization and Standing....................................................................9
         3.2.     Corporate Power and Authority................................................................9
         3.3.     Capitalization of Cardinal and Subcorp.......................................................9
         3.4.     Conflicts; Consents and Approval............................................................10
         3.5.     Brokerage and Finder's Fees.................................................................11
         3.6.     Reorganization..............................................................................11
         3.7.     Cardinal SEC Documents......................................................................11
         3.8.     Registration Statement......................................................................12
         3.9.     Compliance with Law.........................................................................12
         3.10.    Litigation..................................................................................12
         3.11.    No Material Adverse Change..................................................................13
         3.12.    Subcorp's Operations........................................................................13
         3.13.    Undisclosed Liabilities.....................................................................13

ARTICLE IV.       REPRESENTATIONS AND WARRANTIES OF SYNCOR....................................................13

         4.1.     Organization and Standing...................................................................14
         4.2.     Subsidiaries................................................................................14
         4.3.     Corporate Power and Authority...............................................................14
         4.4.     Capitalization of Syncor....................................................................15
         4.5.     Conflicts; Consents and Approvals...........................................................15
         4.6.     Brokerage and Finder's Fees.................................................................16
         4.7.     Reorganization..............................................................................16
         4.8.     Syncor SEC Documents........................................................................16
         4.9.     Registration Statement; Proxy Statement.....................................................17
         4.10.    Compliance with Law.........................................................................17
         4.11.    Litigation..................................................................................18
         4.12.    No Material Adverse Change..................................................................18
         4.13.    Taxes.......................................................................................18
         4.14.    Intellectual Property.......................................................................20
         4.15.    Title to and Condition of Properties........................................................21
         4.16.    Employee Benefit Plans......................................................................21
         4.17.    Contracts...................................................................................25
         4.18.    Labor Matters...............................................................................26
         4.19.    Undisclosed Liabilities.....................................................................26
         4.20.    Operation of Syncor's Business; Relationships...............................................26
         4.21.    Permits; Compliance.........................................................................27
         4.22.    Environmental Matters.......................................................................27
         4.23.    Insurance...................................................................................28
         4.24.    Opinion of Financial Advisor................................................................28
         4.25.    Board Recommendation; Required Vote.........................................................28
         4.26.    Section 203 of the DGCL; Rights Agreement...................................................29

ARTICLE V.        COVENANTS OF THE PARTIES....................................................................29

         5.1.     Mutual Covenants............................................................................29
                      (a)      HSR Act Filings; Reasonable Efforts; Notification..............................29
                      (b)      Tax-Free Treatment.............................................................31
                      (c)      Public Announcements...........................................................32
                      (d)      Obligations of Cardinal and of Syncor..........................................32
                      (e)      Conveyance Taxes...............................................................32
         5.2.     Covenants of Cardinal.......................................................................32
                      (a)      Preparation of Registration Statement..........................................32
                      (b)      Conduct of Cardinal's Operations...............................................33
                      (c)      Indemnification; Directors' and Officers' Insurance............................34
                      (d)      Subcorp........................................................................35
                      (e)      NYSE Listing...................................................................35
                      (f)      Employees and Employee Benefits................................................35
         5.3.     Covenants of Syncor.........................................................................36
                      (a)      Syncor Stockholders Meeting....................................................36
                      (b)      Information for the Registration Statement and Preparation of
                               Proxy Statement................................................................37
                      (c)      Conduct of Syncor's Operations.................................................38
                      (d)      No Solicitation................................................................41
                      (e)      Affiliates of Syncor...........................................................42
                      (f)      Access.........................................................................43
                      (g)      Subsequent Financial Statements................................................43

ARTICLE VI.       CONDITIONS..................................................................................43

         6.1.     Conditions to the Obligations of Each Party.................................................43
         6.2.     Conditions to Obligations of Syncor.........................................................45
         6.3.     Conditions to Obligations of Cardinal and Subcorp...........................................45

ARTICLE VII.      TERMINATION AND AMENDMENT...................................................................46

         7.1.     Termination.................................................................................46
         7.2.     Effect of Termination.......................................................................47
         7.3.     Amendment...................................................................................49
         7.4.     Extension; Waiver...........................................................................49

ARTICLE VIII.     MISCELLANEOUS...............................................................................49

         8.1.     Survival of Representations and Warranties..................................................49
         8.2.     Notices.....................................................................................49
         8.3.     Interpretation..............................................................................50
         8.4.     Counterparts................................................................................51
         8.5.     Entire Agreement............................................................................51
         8.6.     Third-Party Beneficiaries...................................................................52
         8.7.     Governing Law...............................................................................52
         8.8.     Consent to Jurisdiction; Venue..............................................................52
         8.9.     Specific Performance........................................................................52
         8.10.    Assignment..................................................................................52
         8.11.    Expenses....................................................................................52
         8.12.    Severability................................................................................53

EXHIBITS

         Exhibit A -- Form of Syncor Affiliate Letter
         Exhibit B -- Form of Syncor Support Agreement

                            INDEX OF DEFINED TERMS


                                   Defined Term                                     Section
                                   ------------                                     -------
Action..........................................................................    3.10
Agreement.......................................................................    Preamble
Antitrust Laws..................................................................    5.1(a)(ii)
Applicable Laws.................................................................    3.9
BMS.............................................................................    4.17
BMS Contract....................................................................    4.17
Business Combination............................................................    7.2
Cardinal........................................................................    Preamble
Cardinal Articles...............................................................    3.1
Cardinal Code of Regulations....................................................    3.1
Cardinal Common Shares..........................................................    3.3(a)
Cardinal Disclosure Schedule....................................................    3.3(a)
Cardinal Exchange Option........................................................    2.4(a)
Cardinal SEC Documents..........................................................    3.7
Certificate of Merger...........................................................    1.2
Certificates....................................................................    2.2(c)
Closing.........................................................................    1.2
Closing Date....................................................................    1.2
CMI.............................................................................    5.2(d)
CMI Business....................................................................    8.3
CMI Changes.....................................................................    8.3
Code............................................................................    Preliminary Statement C
Commission......................................................................    2.4(b)
Competing Transaction...........................................................    5.3(d)
Confidentiality Agreement.......................................................    5.3(d)
Contract........................................................................    4.17
Controlled Group Liability......................................................    4.16(a)
Costs...........................................................................    7.2
DGCL............................................................................    1.1
Delaware Secretary of State.....................................................    1.2
Effective Time..................................................................    1.2
Environmental Laws..............................................................    4.22
Environmental Permit............................................................    4.22
ERISA...........................................................................    4.16(a)
ERISA Affiliate.................................................................    4.16(a)
ESOP............................................................................    4.16(n)
Excess Shares...................................................................    2.2(c)
Exchange Act....................................................................    2.4(c)
Exchange Agent..................................................................    2.3(a)
Exchange Fund...................................................................    2.3(a)
Exchange Ratio..................................................................    2.2(a)
GAAP............................................................................    3.7
Governmental Authority..........................................................    3.4(d)
Hazardous Materials.............................................................    4.22
HSR Act.........................................................................    3.4(d)
Intellectual Property...........................................................    4.14
Limitations.....................................................................    5.1(a)(iv)
Material Adverse Effect.........................................................    8.3
Merger..........................................................................    Preliminary Statement A
Multiemployer Plan..............................................................    4.16(f)
Multiple Employer Plan..........................................................    4.16(f)
NYSE............................................................................    2.2(c)
Plans...........................................................................    4.16(a)
Proxy Statement.................................................................    3.8
Qualified Plan..................................................................    4.16(c)
Registration Statement..........................................................    3.8
Regulatory Material Adverse Effect..............................................    5.1(a)(iv)
Salomon Smith Barney............................................................    4.6
Section 16......................................................................    2.4(c)
Securities Act..................................................................    2.3(d)
Subcorp.........................................................................    Preamble
Subcorp By-laws.................................................................    1.4
Subcorp Common Stock............................................................    2.1(a)
Subcorp Certificate of Incorporation............................................    1.4
subsidiary......................................................................    8.3
Superior Proposal...............................................................    5.3(d)
Support Agreements..............................................................    4.26
Surviving Corporation...........................................................    1.1
Syncor..........................................................................    Preamble
Syncor Affiliate Letter.........................................................    5.3(e)
Syncor Board Recommendation.....................................................    4.25
Syncor By-laws..................................................................    4.1
Syncor Certificate..............................................................    4.1
Syncor Change in Recommendation.................................................    5.3(a)
Syncor Common Stock.............................................................    4.4
Syncor Disclosure Schedule......................................................    4.1
Syncor Employees................................................................    5.2(f)(i)
Syncor ESPP.....................................................................    5.2(f)(v)
Syncor Option...................................................................    2.4(a)
Syncor Permits..................................................................    4.21(a)
Syncor Rights Agreement.........................................................    4.26
Syncor SEC Documents............................................................    4.8
Syncor Stockholders.............................................................    Preliminary Statement B
Syncor Stockholders Meeting.....................................................    5.3(a)
Tax Returns.....................................................................    4.13(i)
Taxes...........................................................................    4.13(j)


                         AGREEMENT AND PLAN OF MERGER

                  This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 14th day of June 2002, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Mudhen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), and Syncor International Corporation, a Delaware corporation ("Syncor").


                            PRELIMINARY STATEMENTS

         A. Cardinal desires to combine its businesses with the businesses operated by Syncor through the merger of Subcorp with and into Syncor, with Syncor as the surviving corporation (the "Merger"), pursuant to which each share of Syncor Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.3(a)), all as more fully provided in this Agreement.

         B. The Board of Directors of Syncor has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Syncor, and Syncor desires to combine its businesses with the businesses operated by Cardinal and for the holders of shares of Syncor Common Stock ("Syncor Stockholders") to have a continuing equity interest in the combined Cardinal/Syncor businesses through the ownership of Cardinal Common Shares.

         C. The parties to this Agreement intend that the Merger constitute a "reorganization" (within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the "Code")) and this Agreement be adopted as a plan of reorganization for the purposes of Section 368 of the Code.

         D. Concurrently with the execution of this Agreement, and as a condition and inducement to Cardinal's willingness to enter into this Agreement, certain Syncor Stockholders are entering into Support Agreements (as defined in Section 4.26) with Cardinal in the form of Exhibit B to this Agreement.

         E. The respective Boards of Directors of Cardinal, Subcorp and Syncor have determined the Merger in the manner contemplated in this Agreement to be advisable and in the best interests of their respective shareholders or stockholders, as the case may be, and, by resolutions duly adopted, have approved and adopted this Agreement.


                                  AGREEMENT

         Now, therefore, in consideration of these premises and the mutual and dependent promises set forth in this Agreement, the parties to this Agreement agree as follows:

                                  ARTICLE I.

                                  THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Syncor at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Syncor shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Cardinal. Syncor, in its capacity as the corporation surviving the Merger, is sometimes referred to as the "Surviving Corporation."

         1.2. Effective Time. As promptly as possible on the Closing Date (as defined below), the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with
Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Cardinal and Syncor and specified in the Certificate of Merger (the "Effective Time"). Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, or such other place as the parties to this Agreement may agree on, as soon as practicable (but in any event within three business days) following the date upon which all conditions set forth in Article VI that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as Cardinal and Syncor may agree; provided that the Closing shall be delayed if and only for so long as necessary if a banking moratorium, act of terrorism or war (whether or not declared) affecting United States banking or financial markets generally prevents the Closing. The date on which the Closing takes place is referred to as the "Closing Date." For all Tax (as defined in Section 4.13(j)) purposes, the Closing shall be effective at the end of the day on the Closing Date.

         1.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects as provided for in this Agreement and the applicable provisions of the DGCL, including those set forth in Section 259 of the DGCL.

         1.4. Certificate of Incorporation and By-laws. The Certificate of Merger shall provide that, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Certificate of Incorporation of Subcorp (the "Subcorp Certificate of Incorporation"), except for Article I of the Subcorp Certificate of Incorporation, which shall continue to read "The name of the corporation is `SYNCOR INTERNATIONAL CORPORATION'," and (b) the By-laws of Subcorp (the "Subcorp By-laws") in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, in each case, until amended in accordance with the DGCL.

         1.5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Syncor shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On or prior to the Closing Date, Syncor shall deliver to Cardinal evidence satisfactory to Cardinal of the resignations of the directors of Syncor, such resignations to be effective as of the Effective Time.

         1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Syncor or (b) otherwise carry out the provisions of this Agreement, Syncor and the officers and directors of Syncor shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney, and the Surviving Corporation and the officers and directors of the Surviving Corporation will be authorized in the name of and on behalf of Syncor to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Syncor or otherwise to take any and all such action.


                                 ARTICLE II.

                           CONVERSION OF SECURITIES

         2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or Syncor or their respective shareholders and stockholders, as applicable:

               (a) Each share of common stock, $0.01 par value, of Subcorp ("Subcorp Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

               (b) Subject to the other provisions of this Article II, each share of Syncor Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a number of Cardinal Common Shares equal to the Exchange Ratio (as defined in Section 2.2(a)).

               (c) Each share of capital stock of Syncor held in the treasury of Syncor shall be cancelled and retired and no payment shall be made in respect thereof.

         2.2. Exchange Ratio; Fractional Shares; Adjustments.

         (a) The "Exchange Ratio" shall be equal to 0.52.

         (b) No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in Section 2.1(b) and such fractional share interests will not entitle the owner thereof to vote or have any rights of a holder of Cardinal Common Shares.

         (c) In lieu of any such fractional Cardinal Common Shares, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Syncor Common Stock (the "Certificates") that would otherwise have been entitled to a fraction of a Cardinal Common Share upon surrender of Certificates (determined after taking into account all Certificates delivered by such Syncor Stockholder) shall be paid upon such surrender cash (without interest) in an amount equal to such Syncor Stockholder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such Syncor Stockholders, of the aggregate fractional Cardinal Common Shares issued pursuant to this Article II. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of full Cardinal Common Shares delivered to the Exchange Agent by Cardinal over (ii) the aggregate number of full Cardinal Common Shares to be distributed to Syncor Stockholders (such excess, the "Excess Shares"), and the Exchange Agent, as agent for the former Syncor Stockholders, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. All commissions, stock transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares shall be paid by the Surviving Corporation. The Exchange Agent shall determine the portion of the proceeds of such sale to which each Syncor Stockholder shall be entitled, if any, by multiplying the amount of the proceeds of such sale by a fraction the numerator of which is the amount of fractional share interests to which such Syncor Stockholder is entitled (after taking into account all shares of Syncor Common Stock held at the Effective Time by such Syncor Stockholders) and the denominator of which is the aggregate amount of fractional share interests to which all Syncor Stockholders are entitled. Until the proceeds of such sale have been distributed to the former Syncor Stockholders, the Exchange Agent will hold such proceeds in trust for such former Syncor Stockholders. As soon as practicable after the determination of the amount of cash to be paid to such Syncor Stockholder in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former Syncor Stockholder.

         (d) In the event that, prior to the Effective Time, Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclassification, reorganization, recapitalization, combination or other like change with respect to Cardinal Common Shares having a record date or effective date prior to the Effective Time, the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect fully such dividend, distribution, stock split, reclassification, reorganization, recapitalization, combination or other like change.

         2.3. Exchange of Certificates.

         (a) Exchange Agent. Promptly following the Effective Time, Cardinal shall deposit with EquiServe Trust Company or such other nationally-recognized exchange agent as may be designated by Cardinal (the "Exchange Agent"), for the benefit of Syncor Stockholders, for exchange in accordance with this Section 2.3, certificates representing Cardinal Common Shares issuable pursuant to Section 2.1 in exchange for outstanding shares of Syncor Common Stock (such Cardinal Common Shares, together with any dividends or distributions with respect thereto, the "Exchange Fund").

         (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as Cardinal (in consultation with Syncor) may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of the Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing that whole number of Cardinal Common Shares that the Syncor Stockholder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as the Syncor Stockholder may request and (ii) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which the Syncor Stockholder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding Tax. The shares of Syncor Common Stock represented by the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to Syncor Stockholders. In the event of a transfer of ownership of shares of Syncor Common Stock that is not registered on the transfer records of Syncor, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to the transferee if the Certificate held by the transferee is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect the transfer and to evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen or destroyed and, if required by Cardinal, the posting by the person of a bond in such reasonable and customary amount as Cardinal may direct as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Syncor Common Stock formerly represented by the Certificate, and unpaid dividends and distributions on Cardinal Common Shares, if any, as provided in this Article
II. Receipt by the Exchange Agent of such affidavit in reasonably acceptable form and posting of such a bond, if required, shall be deemed delivery and/or surrender of a Certificate with respect to the relevant shares of Syncor Common Stock for purposes of this Article II.

         (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender the Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.9), following surrender of the Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding Taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding Taxes that may be required thereon.

         (d) No Further Ownership Rights in Syncor Common Stock. All Cardinal Common Shares issued upon surrender of Certificates in accordance with the terms of this Agreement (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Syncor Common Stock represented thereby, and, as of the Effective Time, the stock transfer books of Syncor shall be closed and there shall be no further registration of transfers on the stock transfer books of Syncor of shares of Syncor Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person identified pursuant to Section 5.3(e) as an "affiliate" of Syncor for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged until Cardinal has received written undertakings from such person in the form attached as Exhibit A to this Agreement.

         (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to Syncor Stockholders six months after the date of the mailing required by Section 2.3(b) shall be delivered to Cardinal, upon demand thereby, and holders of Certificates that have not theretofore complied with this Section 2.3 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof, or any other consideration pursuant to this Agreement.

         (f) No Liability. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Syncor Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Syncor Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4(d))), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

         (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash balances in the Exchange Fund as a result of Section 2.2(c), as directed by Cardinal, on a daily basis; provided that no such investment shall affect Cardinal's obligation to deposit the full amount of cash required from time to time under Section 2.3(a). Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to Section 2.3(e).

         (h) Withholding Rights. Each of the Surviving Corporation and Cardinal shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Syncor Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Cardinal, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Syncor Stockholders in respect of which such deduction and withholding was made by the Surviving Corporation or Cardinal, as the case may be.

         2.4. Treatment of Stock Options.

         (a) Prior to the Effective Time, Cardinal and Syncor shall take all such actions as may be necessary to cause each unexpired and unexercised outstanding option granted or issued under Syncor stock option or equity-incentive plans in effect on the date of this Agreement (each, a "Syncor Option") to be automatically converted at the Effective Time into a fully-vested option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Syncor Common Stock subject to the Syncor Option immediately prior to the Effective Time multiplied by the Exchange Ratio (and rounded to the nearest share), with an exercise price per share equal to the exercise price per share that existed under the corresponding Syncor Option divided by the Exchange Ratio (and rounded to the nearest whole cent), and with other terms and conditions that are the same as the terms and conditions of the Syncor Option immediately before the Effective Time; provided that, with respect to any Syncor Option that is an "incentive stock option" (within the meaning of Section 422 of the Code), the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Cardinal Exchange Options, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options pursuant to this Section 2.4, and (ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered by Cardinal Exchange Options, subject to the terms and conditions applicable to Cardinal Exchange Options.

         (b) Cardinal will file with the Securities and Exchange Commission (the "Commission"), within ten days after the Effective Time, such registration statements on Form S-8 or other appropriate forms under the Securities Act to register Cardinal Common Shares necessary to fulfill Cardinal's obligation pursuant to this Section 2.4, including those Cardinal Common Shares issuable upon exercise of Cardinal Exchange Options and to use its reasonable efforts to cause such registration statements to remain effective until the exercise or expiration of all Cardinal Exchange Options.

         (c) Prior to the Effective Time: (i) the Board of Directors of Cardinal, or an appropriate committee of non-employee directors of Cardinal, shall adopt a binding resolution consistent with the interpretive guidance of the Commission so that the acquisition by any officer or director of Syncor who may become a covered person of Cardinal for purposes of Section 16 (together with the rules and regulations thereunder, "Section 16") of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), of Cardinal Common Shares or Cardinal Exchange Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16; and (ii) the Board of Directors of Syncor, or an appropriate committee of non-employee directors of Syncor, shall adopt a binding resolution consistent with the interpretive guidance of the Commission so that the disposition by any officer or director of Syncor who is a covered person of Syncor for purposes of Section 16 of shares of Syncor Common Stock or Syncor Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.


         (d) Cardinal shall be permitted to make additional grants of equal amounts under the Syncor stock option plans following the Effective Time for an amount of Cardinal Common Shares equal to the number of shares under the Syncor stock option plans immediately prior to the Effective Time that are not subject to outstanding awards, multiplied by the Exchange Ratio.


                                ARTICLE III.

            REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

         In order to induce Syncor to enter into this Agreement, Cardinal and Subcorp hereby represent and warrant to Syncor that, subject to the qualifications, limitations and exceptions set forth in this Agreement, the statements contained in this Article III are true and correct:

         3.1. Organization and Standing. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 8.3) on Cardinal or Subcorp, as the case may be. Cardinal is not in default in the performance, observance or fulfillment of any provision of the Amended and Restated Articles of Incorporation of Cardinal, as amended (the "Cardinal Articles") or the Restated Code of Regulations of Cardinal, as amended (the "Cardinal Code of Regulations"), and Subcorp is not in default in the performance, observance or fulfillment of any provisions of the Subcorp Certificate of Incorporation or the Subcorp By-laws. Subcorp has, prior to the date of this Agreement, furnished or made available to Syncor complete and correct copies of the Subcorp Certificate of Incorporation and the Subcorp By-laws.

         3.2. Corporate Power and Authority. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Cardinal and Subcorp have been duly authorized by all necessary corporate action on the part of each of Cardinal and Subcorp. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and, assuming this Agreement constitutes a valid and binding obligation of Syncor, constitutes the legal, valid and binding obligation of Cardinal and Subcorp enforceable against each of them in accordance with its terms.

         3.3. Capitalization of Cardinal and Subcorp.

         (a) As of June 12, 2002, Cardinal's authorized capital stock consisted solely of (i) 750,000,000 common shares, without par value ("Cardinal Common Shares"), of which (A) 450,657,143 shares were issued and outstanding, (B) 10,218,008 shares were issued and held in treasury (which does not include Cardinal Common Shares reserved for issuance or issued and held in treasury as set forth in subclause (a)(i)(C) below), (C) 81,547,145 shares were reserved for issuance pursuant to equity based plans for employees and directors for Cardinal and its subsidiaries or upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal and (D) shares will be issued pursuant to equity based plans or upon the exercise or conversion of options granted or issuable by Cardinal in connection with the anticipated closing of the acquisition of Boron, LePore & Associates, Inc. in an amount determined in accordance with the formula set forth in Section 3.3 to the disclosure schedule delivered by Cardinal to Syncor and dated the date of this Agreement (the "Cardinal Disclosure Schedule"), (ii) 5,000,000 Class B common shares, without par value, none of which was issued and outstanding or reserved for issuance, and
(iii) 500,000 non-voting preferred shares, without par value, none of which was issued and outstanding or reserved for issuance or issued and held in treasury. Each outstanding share of capital stock of Cardinal is, and all Cardinal Common Shares to be issued in connection with the Merger or upon exercise of any Cardinal Exchange Option will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of capital stock of Cardinal has not been, and all Cardinal Common Shares to be issued in connection with the Merger or upon exercise of any Cardinal Exchange Option will not be, issued in violation of any preemptive or similar rights. As of the date of this Agreement, other than as set forth in the first sentence of this Section 3.3(a) or in Section 3.3 to the Cardinal Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by Cardinal of any equity securities of Cardinal, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of Cardinal and Cardinal has no obligation of any kind to issue any additional securities. The Cardinal Common Shares (including Cardinal Common Shares to be issued in the Merger or, subject to Section 2.4, upon exercise of any Cardinal Exchange Option) are registered under the Exchange Act. Except as set forth in Section 3.3 to the Cardinal Disclosure Schedule, as of the date of this Agreement, Cardinal has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity (which rights are currently exercisable).

         (b) The authorized capital stock of Subcorp consists solely of 1,000 shares of Subcorp Common Stock, of which, as of the date of this Agreement, 100 were issued and outstanding and none were reserved for issuance or issued and held in treasury. All of the outstanding shares of Subcorp Common Stock are owned by Cardinal free and clear of any liens, claims or encumbrances.

         3.4. Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated by this Agreement will:

               (a) conflict with, or result in a breach of any provision of the Cardinal Articles or the Cardinal Code of Regulations or the Subcorp Certificate of Incorporation or the Subcorp By-laws;

               (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

               (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cardinal or any of its subsidiaries or their respective properties or assets; or

               (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority, in each case, of competent jurisdiction (a "Governmental Authority"), other than (i) authorization for inclusion of Cardinal Common Shares to be issued in the Merger and the transactions contemplated by this Agreement on the NYSE, subject to official notice of issuance, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR Act"), (iii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, (iv) filing of the Certificate of Merger and (v) consents or approvals of any Governmental Authority set forth in Section
     3.4 to the Cardinal Disclosure Schedule;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

         3.5. Brokerage and Finder's Fees. Except as set forth in Section 3.5 to the Cardinal Disclosure Schedule, none of Cardinal, any of its affiliates or any shareholder, director, officer or employee of Cardinal has incurred or will incur on behalf of Cardinal any brokerage, finder's, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

         3.6. Reorganization. To the best knowledge of Cardinal (including the executive officers and directors of Cardinal), after due investigation, neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Syncor or any of its affiliates) would prevent the Merger from constituting a "reorganization" (within the meaning of Section 368(a) of the Code).

         3.7. Cardinal SEC Documents. Cardinal has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1999 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Cardinal SEC Documents"). The Cardinal SEC Documents, including any financial statements or schedules included in the Cardinal SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Cardinal SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and
(b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Cardinal SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         3.8. Registration Statement. None of the information provided in writing by Cardinal for inclusion in the registration statement on Form S-4 (as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by Cardinal under the Securities Act, including the prospectus relating to Cardinal Common Shares to be issued in the Merger and the proxy statement and form of proxies relating to the vote of Syncor Stockholders with respect to this Agreement (as amended, supplemented or modified, the "Proxy Statement"), at the time the Registration Statement becomes effective, or, in the case of the Proxy Statement, at the date of mailing and at the date of the Syncor Stockholders Meeting (as defined in Section 5.3(a)) to consider the Merger and the transactions contemplated by this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement, except for such portions of the Registration Statement and Proxy Statement that relate only to Syncor, each will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         3.9. Compliance with Law. Except as set forth in Section 3.9 to the Cardinal Disclosure Schedule, Cardinal is in compliance with, and at all times since January 1, 1999 has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Cardinal or its business or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cardinal. Except as set forth in Section
3.9 to the Cardinal Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Cardinal or its subsidiaries is pending, or, to the knowledge of Cardinal, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Cardinal.

         3.10. Litigation. Except as set forth in Section 3.10 to the Cardinal Disclosure Schedule or in the Cardinal SEC Documents, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (each, an "Action") pending, or, to the knowledge of Cardinal, threatened, against Cardinal or any executive officer or director of Cardinal that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated by this Agreement. Cardinal is not subject to any outstanding order, writ, injunction or decree specifically applicable to, or having a disproportionate effect on, Cardinal and its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated by this Agreement. Except as set forth in Section 3.10 to the Cardinal Disclosure Schedule, since January 1, 1999, Cardinal has not been subject to any outstanding material order, writ, injunction or decree relating to Cardinal's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Cardinal.

         3.11. No Material Adverse Change. Except as set forth in Section
3.11 to the Cardinal Disclosure Schedule, from March 31, 2002 through the date of this Agreement, (i) the businesses of Cardinal and its subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) there has been no Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated by this Agreement.

         3.12. Subcorp's Operations. Subcorp is a direct wholly owned subsidiary of Cardinal that was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated by this Agreement, or (iii) incurred any liabilities other than in connection with the transactions contemplated by this Agreement. Cardinal, as Subcorp's sole stockholder, has approved Subcorp's execution of this Agreement.

         3.13. Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Cardinal as of March 31, 2002 included in the Cardinal SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice and, if incurred after the date of this Agreement, not prohibited by this Agreement, or (c) as set forth in Section 3.13 to the Cardinal Disclosure Schedule, Cardinal and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Cardinal.

                                 ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF SYNCOR

         In order to induce Subcorp and Cardinal to enter into this Agreement, Syncor hereby represents and warrants to Cardinal and Subcorp that, subject to the qualifications, limitations and exceptions set forth in this Agreement, the statements contained in this Article IV are true and correct:

         4.1. Organization and Standing. Syncor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Syncor and each of its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Syncor. Syncor is not in default in the performance, observance or fulfillment of any provision of the Syncor Amended and Restated Certificate of Incorporation (the "Syncor Certificate"), or the By-laws of Syncor, as in effect on the date of this Agreement (the "Syncor By-laws"). Syncor has heretofore furnished to Cardinal complete and correct copies of the Syncor Certificate and the Syncor By-laws. Listed in Section
4.1 to the disclosure schedule delivered by Syncor to Cardinal and dated the date of this Agreement (the "Syncor Disclosure Schedule") is each jurisdiction in which Syncor or its subsidiaries is qualified to do business and, whether Syncor (or its subsidiaries) is in good standing as of the date of this Agreement.

         4.2. Subsidiaries. Syncor does not own, directly or indirectly, any material equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2 to the Syncor Disclosure Schedule. Except as set forth in Section 4.2 to the Syncor Disclosure Schedule, Syncor is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person except as would, individually or in the aggregate, not be material funds or investments. Except as set forth in Section 4.2 to the Syncor Disclosure Schedule, Syncor owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries. Each of the outstanding shares of capital stock of each of Syncor's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Syncor free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each of Syncor's subsidiaries is set forth in
Section 4.2 to the Syncor Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Syncor Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of Syncor's subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any of Syncor's subsidiaries, and neither Syncor nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any of Syncor's subsidiaries or any predecessors thereof.

         4.3. Corporate Power and Authority. Syncor has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval of this Agreement by Syncor Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Syncor have been duly authorized by all necessary corporate action on the part of Syncor, subject to approval of this Agreement by Syncor Stockholders. This Agreement has been duly executed and delivered by Syncor, and, assuming this Agreement constitutes a valid and binding obligation of Cardinal and Subcorp, constitutes the legal, valid and binding obligation of Syncor enforceable against it in accordance with its terms.

         4.4. Capitalization of Syncor. As of June 12, 2002, the authorized capital stock of Syncor consisted solely of 200,000,000 shares of common stock, par value $.05 per share ("Syncor Common Stock"), of which (i) 24,798,473 shares were issued and outstanding, (ii) 3,749,968 shares were issued and held in treasury (which number does not include the shares reserved for issuance or issued and held in treasury set forth in clause
(iii) below), (iii) 7,817,586 shares were reserved for issuance upon the exercise of outstanding Syncor Options and (iv) 28,548,441 shares were reserved for issuance pursuant to the rights issued under the Syncor Rights Agreement (as defined in Section 4.26). Each outstanding share of capital stock of Syncor is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence of this Section 4.4, in Section 4.4 to the Syncor Disclosure Schedule or as granted after June 14, 2002 as permitted by this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of Syncor, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of Syncor, and neither Syncor nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Syncor or any predecessors of Syncor. The issuance and sale of all of the shares of capital stock of Syncor described in this Section 4.4 have been in compliance with United States federal and state securities laws. Section 4.4 to the Syncor Disclosure Schedule sets forth the names of, and the number of shares of each class (including the number of shares of Syncor Common Stock issuable upon exercise of Syncor Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options to purchase capital stock of Syncor. Syncor has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity; to the extent any such agreements exist, complete and correct copies of any such agreements have previously been provided to Cardinal.

         4.5. Conflicts; Consents and Approvals. Except as set forth in
Section 4.5 to the Syncor Disclosure Schedule, neither the execution and delivery of this Agreement by Syncor, nor the consummation of the transactions contemplated by this Agreement will:

               (a) conflict with, or result in a breach of any provision of, the Syncor Certificate or the Syncor By-laws;

               (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Syncor or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Syncor or any of its subsidiaries is a party other than any that is, individually or in the aggregate, not a material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation;

               (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Syncor or any of its subsidiaries or any of their respective properties or assets; or

               (d) require any action or consent or approval of, or review by, or registration or filing by Syncor or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of this Agreement by Syncor Stockholders, (ii) actions required by the HSR Act, (iii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, (iv) filing of the Certificate of Merger, and (v) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Syncor Disclosure Schedule;

except in the case of clause (b) above, which is set forth in Section 4.5(b) to the Syncor Disclosure Schedule, and, in the case of clauses (c) and (d) above, for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Syncor or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

         4.6. Brokerage and Finder's Fees. Except for Syncor's obligations to Salomon Smith Barney Inc. ("Salomon Smith Barney") (copies of all agreements relating to such obligations having previously been provided to Cardinal), none of Syncor or its subsidiaries, any of their respective affiliates or any director, officer or employee of Syncor or its subsidiaries, has incurred or will incur on behalf of Syncor or its subsidiaries, any brokerage, finder's, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

         4.7. Reorganization. To the best knowledge of Syncor (including the executive officers and directors of Syncor), after due investigation, neither Syncor nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would prevent the Merger from constituting a "reorganization" (within the meaning of Section 368(a) of the Code).

         4.8. Syncor SEC Documents. Syncor has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1999 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Syncor SEC Documents"). The Syncor SEC Documents, including any financial statements or schedules included in the Syncor SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Syncor SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Syncor included in the Syncor SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Syncor SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Syncor and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of Syncor's subsidiaries is separately subject to the periodic reporting requirements of the Exchange Act, or is required to file separately any form, report or other document with the Commission, The Nasdaq National Market, any stock exchange or any other comparable Governmental Authority.

         4.9. Registration Statement; Proxy Statement. None of the information provided in writing by Syncor for inclusion in the Registration Statement, at the time it becomes effective, or, in the case of the Proxy Statement, at the date of mailing and at the date of the Syncor Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Proxy Statement, except for such portions of the Registration Statement and the Proxy Statement that relate only to Cardinal and its subsidiaries, each will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         4.10. Compliance with Law. Except as set forth in Section 4.10 to the Syncor Disclosure Schedule, Syncor and its subsidiaries are in compliance, and at all times since January 1, 1999 have been in compliance, with all Applicable Laws relating to Syncor and its subsidiaries or their respective business or properties, except where the failure to be in compliance with Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Syncor. Except as disclosed in Section 4.10 to the Syncor Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Syncor and its subsidiaries are pending, or, to the knowledge of Syncor, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Syncor.

         4.11. Litigation. Except as set forth in Section 4.11 to the Syncor Disclosure Schedule, there is no Action pending, or, to the knowledge of Syncor, threatened, against Syncor or its subsidiaries or any executive officer or director of Syncor or its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Syncor or a material adverse effect on the ability of Syncor to consummate the transactions contemplated by this Agreement. Neither Syncor nor its subsidiaries are subject to any outstanding order, writ, injunction or decree specifically applicable to, or having a disproportionate effect on, Syncor and its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Syncor or a material adverse effect on the ability of Syncor to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.11 to the Syncor Disclosure Schedule, since January 1, 1999, neither Syncor nor its subsidiaries, have been subject to any outstanding material order, writ, injunction or decree relating to their respective method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Syncor or its subsidiaries.

         4.12. No Material Adverse Change. Except as set forth in Section
4.12 to the Syncor Disclosure Schedule, from March 31, 2002 through the date of this Agreement, (a) the businesses of Syncor and its subsidiaries have been conducted in all material respects in the ordinary course of business and (b) there has been no Material Adverse Effect on Syncor or a material adverse effect on the ability of Syncor to consummate the transactions contemplated by this Agreement.

         4.13. Taxes. Except as set forth in Section 4.13 to the Syncor Disclosure Schedule:

         (a) Syncor and its subsidiaries have duly filed all material United States federal, state and local and foreign income, franchise, excise, real and personal property and other Tax Returns (as defined in Section 4.13(i)) (including those Tax Returns filed on a consolidated, combined or unitary basis) required to have been filed by Syncor or its subsidiaries prior to the date of this Agreement. All of the foregoing Tax Returns are true and correct (except for such inaccuracies that are, individually or in the aggregate, not material), and Syncor and its subsidiaries have, within the time and manner prescribed by Applicable Laws, paid or, prior to the Effective Time, will pay all material Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any United States federal, state or local, foreign or other taxing authority.

         (b) Neither Syncor nor any of its subsidiaries has any material liability for any Taxes in excess of the amounts so paid or reserves so established, and neither Syncor nor any of its subsidiaries is delinquent in the payment of any material Tax. None of them has requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed. No deficiencies for any material Tax have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Syncor or any of its subsidiaries for which there are not adequate reserves.

         (c) Neither Syncor nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to December 31, 1998, all United States federal income Tax Returns including Syncor or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither Syncor nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, or tangible or intangible, of Syncor or any of its subsidiaries (other than liens for Taxes not yet due or for which adequate reserves have been established). No claim has ever been made in writing by an authority in a jurisdiction where none of Syncor and its subsidiaries files Tax Returns that Syncor or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Syncor has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

         (d) Neither Syncor nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Neither Syncor nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement that
(i) requires Syncor or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of Syncor or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Syncor or any of its subsidiaries, from any other person.

         (e) Syncor has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         (f) Syncor and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (g) None of Syncor's foreign subsidiaries has been a member of any group that has filed a combined, consolidated or unitary Tax Return, other than such Tax Returns for which the period of assessment has expired (taking into account any extension or waiver thereof). None of Syncor's foreign subsidiaries is (i) engaged in a United States trade or business for United States federal income tax purposes, (ii) a "passive foreign investment company" or a "shareholder, directly or indirectly, in a passive foreign investment company" (within the meaning of the Code), or (iii) a "foreign investment company" (within the meaning of Section 1246(b) of the Code).

         (h) Syncor would not be required to include more than $500,000, in the aggregate, in gross income with respect to any of its foreign subsidiaries pursuant to Section 951 of the Code if the taxable year of each such foreign subsidiary were deemed to end on the Closing Date after the Effective Time.

         (i) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

         (j) "Taxes" means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

         4.14. Intellectual Property. Set forth in Section 4.14 to the Syncor Disclosure Schedule is a true and complete list of (i) all of Syncor's and its subsidiaries' U.S. patents, trademark registrations and applications, and copyright applications and registrations, in each case, material to the business of Syncor and its subsidiaries taken as a whole as presently conducted, and (ii) all material agreements to which Syncor or its subsidiaries are a party granting or obtaining any rights under, or by their terms expressly restricting Syncor's or any of its subsidiaries' rights to use, any Intellectual Property, other than generic or standard agreements (including agreements for commercially-available, off-the-shelf software) pursuant to which any such Intellectual Property is licensed to Syncor or its subsidiaries. "Intellectual Property" means all material intellectual property or other proprietary rights of every kind, including all material United States or foreign patents, United States or foreign patent applications, inventions (whether or not patentable), copyrighted works, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, licenses of intellectual property, and software, in each case, used in the business of Syncor or its subsidiaries as presently conducted. Either Syncor or its subsidiaries own, license or otherwise have the right to use the Intellectual Property free and clear of any liens, claims or encumbrances as is necessary for the operation of the business of Syncor or its subsidiaries, as the case may be, in substantially the same manner as such business is presently conducted, except as set forth in Section 4.14 to the Syncor Disclosure Schedule or except for failures to so own, license or otherwise have the right to use that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Syncor. Except as set forth in Section 4.14 to the Syncor Disclosure Schedule, (i) no written claim of invalidity or ownership with respect to any Intellectual Property has been made by a third party, and, to the knowledge of Syncor, such Intellectual Property is not the subject of any threatened or pending Action; (ii) to the knowledge of Syncor, no individual or entity has asserted in writing that, with respect to the Intellectual Property, Syncor or its subsidiaries or a licensee of Syncor or its subsidiaries are infringing or has infringed any United States or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how of any third party; (iii) to the knowledge of Syncor, the use of the Intellectual Property by Syncor or its subsidiaries does not infringe in any material respect any United States or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; and
(iv) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Syncor, neither Syncor nor its subsidiaries have taken any action that would result in the voiding or invalidation of any of the Intellectual Property.

         4.15. Title to and Condition of Properties. Syncor or its subsidiaries own or hold under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of Syncor and its subsidiaries as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on Syncor. Except as set forth in
Section 4.15 to the Syncor Disclosure Schedule, the material buildings, plants, machinery and equipment necessary for the conduct of the businesses of Syncor and its subsidiaries as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

         4.16. Employee Benefit Plans.

         (a) For purposes of this Section 4.16, the following terms have the definitions given below:

                  "Controlled Group Liability" means any and all liabilities
        (i) under Title IV of ERISA (as defined below), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Plans (as defined below).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

                  "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
         Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                  "Plans" means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to Syncor or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Syncor or any of its subsidiaries or to which Syncor or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, severance agreement, consulting agreements, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

         (b) Section 4.16 to the Syncor Disclosure Schedule lists all Plans. With respect to each Plan, Syncor has provided or made available to Cardinal a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as disclosed in Section 4.16(b) to the Syncor Disclosure Schedule, there are no amendments to any Plan that have been adopted or approved nor has Syncor or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan, except as required by Applicable Laws.

         (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" (within the meaning of Section 401(a) of the Code) (a "Qualified Plan"), and all applicable foreign qualifications or registration requirements have been satisfied with respect to any Plan maintained outside the United States. To the knowledge of Syncor, no circumstances exist that would be reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any Plan or trust maintained outside the United States.

         (d) All contributions required to be made by Syncor or any of its subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full. To the extent applicable, all Plans and related trusts maintained outside the United States are fully funded and/or fully book reserved on a projected benefit obligation basis in accordance with Applicable Laws and GAAP.

         (e) Syncor and its subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and, to the knowledge of Syncor, there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Syncor or any of its subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.

         (f) No Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Syncor or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

         (g) There does not now exist, and there are no existing circumstances that would reasonably be expected to result in, any material Controlled Group Liability that would be a liability of Syncor or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Syncor nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in
Section 4069 or Section 4204 of ERISA.

         (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in
Section 4.16(h) to the Syncor Disclosure Schedule, neither Syncor nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of Syncor, there has been no communication to employees of Syncor or its subsidiaries that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

         (i) Except as disclosed in Section 4.16(i) to the Syncor Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Syncor or any of its subsidiaries (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, except as set forth in Section 4.16(i) to the Syncor Disclosure Schedule, no amount paid or payable by Syncor or any of its subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an "excess parachute payment" (within the meaning of Section 280G of the Code).

         (j) Except as disclosed in Section 4.16(j) to the Syncor Disclosure Schedule, there are no pending, or, to the knowledge of Syncor threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of Syncor or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

         (k) Section 4.16(k) to the Syncor Disclosure Schedule sets forth the liability of Syncor and its subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each director, officer and employee of Syncor and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except (i) for compensation disclosed on Internal Revenue Service Form W-2 for individuals whose compensation is not discussed in the Syncor SEC Documents, (ii) for compensation paid or provided pursuant to any Plan, (iii) except as specifically disclosed in the Syncor SEC Documents and (iv) other than compensation for services provided in the ordinary course of employment, no officer, director, or employee of Syncor or any of its other affiliates, or any immediate family member of any of the foregoing, provides or causes to be provided to Syncor any material assets, services or facilities, and Syncor does not provide or cause to be provided to any such officer, director, employee or affiliates, or any immediate family member of any of the foregoing, any material assets, services or facilities.

         (l) Except as disclosed in Section 4.16(l) to the Syncor Disclosure Schedule, no Plan is subject to the laws of any jurisdiction outside of the United States.

         (m) No disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by Syncor or any of its subsidiaries has occurred or is reasonably expected to occur.

         (n) The Syncor Employees' Savings and Stock Ownership Plan (the "ESOP") is an "employee stock ownership plan" (within the meaning of Section 4975(e)(7) of the Code). Neither Syncor (including any of its subsidiaries) nor the ESOP has any outstanding indebtedness in connection with or with respect to the ESOP as of the date of this Agreement.

         (o) All equity and equity-based compensation plans of Syncor and its subsidiaries that are governed by the laws of a jurisdiction other than United States are in compliance with in all material respects and have been administered in all material respects in accordance with, all Applicable Laws.

         4.17. Contracts. Section 4.17 to the Syncor Disclosure Schedule lists, as of the date of this Agreement, all written or oral contracts, agreements, guarantees, leases and executory commitments (other than Plans) (each, a "Contract") to which Syncor or its subsidiaries are a party and that fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Syncor's and its subsidiaries' business other than those that are not material to Syncor's business or that of its subsidiaries,
(b) joint venture, partnership and similar agreements, (c) Contracts that are service contracts or equipment leases involving payments by Syncor or its subsidiaries of more than $750,000 per year, (d) Contracts containing covenants purporting by their express terms to limit the freedom of Syncor or its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts that, after the Effective Time, would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than Syncor and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts that contain minimum purchase conditions in excess of $750,000 or requirements or other terms that restrict or limit the purchasing relationships of Syncor or its affiliates, or any customer, licensee or lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $1,000,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $500,000 and not cancelable by Syncor or its subsidiaries (without premium or penalty) within 60 days, (i) Contracts with any labor organization or union, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $500,000, letters of credit or other agreements or instruments of Syncor or its subsidiaries or commitments for the borrowing or the lending of amounts in excess of $500,000 by Syncor or its subsidiaries or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Syncor or its subsidiaries, (k) Contracts involving annual revenues to the business of Syncor and its subsidiaries in excess of 2.5% of the annual revenues of Syncor and its subsidiaries taken as a whole, (l) Contracts providing for "earn-outs," "savings guarantees," "performance guarantees" or other contingent payments by Syncor or its subsidiaries involving more than $500,000 over the term of the Contract, (m) Contracts with or for the benefit of any of Syncor's affiliates or immediate family member thereof (other than Syncor's subsidiaries) involving more than $100,000 in the aggregate per affiliate and (n) Contracts involving payments by Syncor or its subsidiaries of more than $2,000,000 per year. All such Contracts and all other Contracts that are material to the business or operations of Syncor and its subsidiaries taken as a whole are valid and binding obligations of Syncor or its subsidiaries, as the case may be, and, to the knowledge of Syncor, the valid and binding obligation of each other party thereto, except such Contracts that, if not so valid and binding, would not, individually or in the aggregate, have a Material Adverse Effect on Syncor. As of the date of this Agreement, except for the notice of non-renewal received on June 7, 2001 and except as set forth in Section 4.17 to the Syncor Disclosure Schedule, neither Syncor nor its subsidiaries have received an additional notice of non-renewal or a notice of termination or any written indication of an intent to terminate the agreement with Dupont Merck Pharmaceutical Company (and Bristol Myers-Squibb Co. ("BMS"), as successor), dated December 19, 1993, as amended (prior to the date of this Agreement) (the "BMS Contract") nor, to the knowledge of Syncor, has BMS indicated that it is generally not willing to continue the relationship with Syncor and its subsidiaries on substantially the same terms as it is presently conducted. Neither Syncor or its subsidiaries, nor, to the knowledge of Syncor, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition, that with the passage of time or giving of notice (or both), would constitute a default under or permit the termination of, any such Contract or of any other Contract that is material to the business or operations of Syncor and its subsidiaries taken as a whole, except such violations or defaults under or terminations that, individually or in the aggregate, would not have a Material Adverse Effect on Syncor.

         4.18. Labor Matters. Except as set forth in Section 4.18 to the Syncor Disclosure Schedule, neither Syncor nor its subsidiaries have any labor contracts or collective bargaining agreements with any individuals employed by Syncor or its subsidiaries or any individuals otherwise performing services primarily for Syncor or its subsidiaries. There is no labor strike, dispute or stoppage pending, or, to the knowledge of Syncor, threatened, against Syncor or its subsidiaries, and neither Syncor nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 1999. To the knowledge of Syncor, since January 1, 1999, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Syncor or any of its subsidiaries.

         4.19. Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Syncor as of March 31, 2002 included in the Syncor SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice, and, if incurred after the date of this Agreement, not prohibited by this Agreement, or (c) as set forth in Section 4.19 to the Syncor Disclosure Schedule, Syncor and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Syncor.

         4.20. Operation of Syncor's Business; Relationships.

         (a) Except as set forth in Section 4.20(a) to the Syncor Disclosure Schedule, since March 31, 2002 through the date of this Agreement, neither Syncor nor any of its subsidiaries have engaged in any transaction that, if done after execution of this Agreement, would violate Section 5.3(c).

         (b) Except as set forth in Section 4.20(b) to the Syncor Disclosure Schedule, since March 31, 2002, as of the date of this Agreement, to the knowledge of Syncor, no material customer of Syncor or any of its subsidiaries has indicated that it will stop or materially decrease purchasing materials, products or services from Syncor or its subsidiaries, and no material supplier of Syncor or its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to Syncor or its subsidiaries or is otherwise involved in, or is threatening, a material dispute with Syncor or its subsidiaries.

         4.21. Permits; Compliance.

         (a) Syncor and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business substantially in the same manner as it is now being conducted (collectively, the "Syncor Permits"), and there is no Action pending, or, to the knowledge of Syncor, threatened, regarding any of the Syncor Permits, except for any Actions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Syncor. Except as set forth in Section 4.21(a) to the Syncor Disclosure Schedule, neither Syncor nor any of its subsidiaries is in conflict with, or in default or violation of any of the Syncor Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Syncor.

         (b) Except as set forth in Section 4.21(b) to the Syncor Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Syncor, all necessary clearances or approvals from Governmental Authorities for all drug and device products that are manufactured, distributed and/or sold by Syncor and its subsidiaries have, to the knowledge of Syncor, been obtained, and Syncor and its subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, transportation, distribution, promotion and sale by Syncor and its subsidiaries of such drug and device products.

         4.22. Environmental Matters. Except for matters disclosed in Section
4.22 to the Syncor Disclosure Schedule, (a) the properties, operations and activities of Syncor and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below) and all past material noncompliance of Syncor or any of its subsidiaries with any Environmental Laws or Environmental Permits (as defined below) has been resolved without any pending, ongoing or future material obligation, cost or liability; (b) Syncor and its subsidiaries and the properties and operations of Syncor and its subsidiaries are not subject to any existing, pending, or, to the knowledge of Syncor, threatened, Action by or before any court or Governmental Authority under any Environmental Law; (c) there has been no material release of any Hazardous Material (as defined below) into the environment by Syncor or its subsidiaries or in connection with their current or former properties or operations; and (d) there has been no material exposure of any person or property to any Hazardous Material in connection with the current or former properties, operations and activities of Syncor and its subsidiaries. "Environmental Laws" means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all material authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. "Environmental Permit" means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Law.

         4.23. Insurance. Section 4.23 to the Syncor Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by Syncor and its subsidiaries on the date this Agreement that afford or afforded, as the case may be, coverage to Syncor or its subsidiaries, or the respective assets or businesses of Syncor or its subsidiaries. Syncor's and its subsidiaries' insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. All premiums under Syncor's and its subsidiaries' insurance policies have been paid in full to date. Syncor and its subsidiaries have not been refused any insurance, nor has the coverage of Syncor or any of its subsidiaries been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. Syncor or its covered subsidiary is a "named insured" or an "insured" under such insurance policies. Except as set forth in Section 4.23 to the Syncor Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Syncor and its subsidiaries may be continued by Syncor or its subsidiaries, as the case may be, without modification or premium increase after the Effective Time and for the duration of their current terms, which terms expire as set forth in Section 4.23 to the Syncor Disclosure Schedule. Set forth in Section 4.23 to the Syncor Disclosure
Schedule is the amount of the annual premium currently paid by Syncor for its directors' and officers' liability insurance.

         4.24. Opinion of Financial Advisor. The Board of Directors of Syncor has received the oral opinion, to be confirmed in writing, of Salomon Smith Barney, Syncor's financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Syncor Common Stock from a financial point of view. Syncor will provide a written copy of such opinion to Cardinal solely for informational purposes promptly after receipt by Syncor of such opinion, and, on the date of this Agreement, such opinion has not been withdrawn or revoked or otherwise modified in any material respect.

         4.25. Board Recommendation; Required Vote. The Board of Directors of Syncor, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) determined, that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of the Syncor Stockholders, and (b) resolved, as of the date of this Agreement, to recommend that the Syncor Stockholders approve this Agreement (the "Syncor Board Recommendation"). The affirmative vote of holders of a majority of the outstanding shares of Syncor Common Stock to approve this Agreement is the only vote of the holders of any class or series of Syncor Common Stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

         4.26. Section 203 of the DGCL; Rights Agreement. Prior to the date of this Agreement, the Board of Directors of Syncor has taken all action necessary to exempt under or make not subject to (a) the provisions of
Section 203 of the DGCL and (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement and the Support/Voting Agreements, dated as of June 14, 2002, between Cardinal and certain Syncor Stockholders (collectively, the "Support Agreements"), (ii) the Merger and (iii) the transactions contemplated by this Agreement and the Support Agreements. The Rights Agreement, dated as of September 28, 1999, by and between Syncor and American Stock Transfer and Trust Company, as Rights Agent (the "Syncor Rights Agreement"), has been amended so that (a) each of Cardinal and Subcorp is exempt from the definition of "Acquiring Person" (as defined in the Syncor Rights Agreement), (b) no "Stock Acquisition Date," "Distribution Date" or "Triggering Event" (as such terms are defined in the Syncor Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement and
(c) the Syncor Rights Agreement will expire immediately prior to the Effective Time. The Syncor Rights Agreement, as amended in accordance with the preceding sentence, has not been further amended or modified. Copies of all such amendments to the Syncor Rights Agreement have been previously provided to Cardinal.

                                 ARTICLE V.

                           COVENANTS OF THE PARTIES

         The parties to this Agreement agree that:

         5.1. Mutual Covenants.

         (a) HSR Act Filings; Reasonable Efforts; Notification.

             (i) Each of Cardinal and Syncor shall (A) make or cause to be made the filings required of such party to this Agreement or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event the initial filing with respect to this Agreement shall be made within ten business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party to this Agreement or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and
(C) act in good faith and reasonably cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors reasonably prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 5.1(a)(ii)) with respect to any such filing or any such transaction. To the extent not prohibited by Applicable Laws, each party to this Agreement shall use all reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Each party to this Agreement shall give the other parties to this Agreement reasonable prior notice of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties to this Agreement prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend and/or participate. The parties to this Agreement will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

            (ii) Subject to clause (iv) below, each of Cardinal and Syncor shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith and subject to clause (iv) below, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Cardinal and Syncor shall (by negotiation, litigation or otherwise) cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Cardinal and Syncor decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this
Section 5.1(a) shall limit the right of a party to this Agreement to terminate this Agreement pursuant to Section 7.1, so long as such party to this Agreement has up to then complied in all material respects with its obligations under this Section 5.1(a). Each of Cardinal and Syncor shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

            (iii) Subject to clause (iv) below, each of the parties to this Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Cardinal or Syncor from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, and the Registration Statement, (D) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (E) the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries' and affiliates' officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in subclauses (i)-(ii) above or this subclause
(iii).

            (iv) Cardinal and its subsidiaries, and, at the request of Cardinal, Syncor and its subsidiaries, shall agree to hold separate (including by trust or otherwise) or to divest, dispose of, discontinue or assign any of their respective businesses, subsidiaries or assets, or to take or agree to take any action with respect to (including without limitation, to license or sub-license or to renegotiate in each case on commercially reasonable terms any arrangement or agreement regarding), or agree to any limitation on, any of their respective businesses, subsidiaries or assets (or any interest in the foregoing) (collectively, "Limitations"); provided that any such Limitation is conditioned upon the consummation of the Merger, and the failure of such Limitation, when taken together with any other Limitations, to have, in the aggregate, a Regulatory Material Adverse Effect on Cardinal or a Regulatory Material Adverse Effect on Syncor (as defined below). Syncor agrees and acknowledges that, notwithstanding anything to the contrary in this Section 5.1(a), neither Syncor nor any of its subsidiaries shall, without Cardinal's prior written consent, agree to any Limitations or make or agree to make any cash payments to any suppliers or customers of Cardinal or Syncor (or their respective subsidiaries) in connection with its obligations under this Section 5.1(a). Notwithstanding anything to the contrary in this Agreement, Cardinal and its subsidiaries shall not be required to agree to any Limitations (including making cash payments to suppliers or customers) with respect to Cardinal and any of its subsidiaries and/or Syncor and any of its subsidiaries that would reasonably be expected, in the aggregate, to have a Regulatory Material Adverse Effect on Cardinal or a Regulatory Material Adverse Effect on Syncor. For purposes of this Section 5.1(a), a "Regulatory Material Adverse Effect" shall be deemed to have occurred if there are Limitations that would deprive Cardinal of the ownership or operation of, or the economic benefits (including the making of cash payments) of owning or operating, assets, subsidiaries or businesses of Cardinal and any of its subsidiaries and/or Syncor and any of its subsidiaries that generated, in the aggregate, 2001 calendar year revenues equal to 8.25% or more of the total 2001 calendar year revenues of Syncor and its subsidiaries.

         (b) Tax-Free Treatment. Each of the parties to this Agreement shall use all reasonable best efforts to cause the Merger to constitute a "reorganization" (within the meaning of Section 368(a) of the Code) and to cooperate with the other and provide such documentation, information and materials as may be reasonably necessary, proper and advisable, including in obtaining an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Syncor, as provided for in Section 6.1(g). In connection therewith, each of Cardinal and Syncor shall deliver to Skadden, Arps, Slate, Meagher & Flom LLP representation letters, in each case, in form and substance reasonably satisfactory to Skadden, Arps, Slate, Meagher & Flom LLP, which such counsel may rely on in rendering such opinion.

         (c) Public Announcements. The initial press release concerning the Merger and the transactions contemplated by this Agreement shall be a joint press release. Unless otherwise required by Applicable Laws or requirements of the NYSE or The Nasdaq National Market (and, in that event, only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Cardinal and Syncor shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

         (d) Obligations of Cardinal and of Syncor. Whenever this Agreement requires any of Cardinal's subsidiaries (including Subcorp) to take any action, such requirement shall be deemed to include an undertaking on the part of Cardinal to cause its subsidiaries to take such action. Whenever this Agreement requires any of Syncor's subsidiaries to take any action, such requirement shall be deemed to include an undertaking on the part of Syncor to cause its subsidiaries to take such action, and, after the Effective Time, on the part of the Cardinal and the Surviving Corporation to cause such subsidiary to take such action.

         (e) Conveyance Taxes. Cardinal, Subcorp and Syncor shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration or other fees or any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such Taxes shall be paid by the party bearing legal responsibility for such payment.

         5.2. Covenants of Cardinal.

         (a) Preparation of Registration Statement. Cardinal and Syncor shall use all reasonable efforts to prepare the Proxy Statement for filing with the Commission at the earliest practicable time. The Syncor Stockholders Meeting shall be called for the earliest practicable date as determined by Syncor in consultation with Cardinal. Cardinal shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Proxy Statement by the Commission, and shall use reasonable best efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Cardinal shall obtain knowledge of any information pertaining to Cardinal contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Proxy Statement, Cardinal will so advise Syncor in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Proxy Statement. Cardinal shall promptly furnish to Syncor all information concerning it as may be required for amending or supplementing the Proxy Statement. Syncor and Cardinal shall use reasonable best efforts in clearing the Proxy Statement with the Staff of the Commission. Cardinal also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger and upon the exercise of the Cardinal Exchange Options. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by Cardinal or Syncor without providing the other with a reasonable opportunity to review and comment thereon. Cardinal will advise Syncor, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Cardinal Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement or the Registration Statement or comments on the Proxy Statement or the Registration Statement and responses thereto or requests by the Commission for additional information.

         (b) Conduct of Cardinal's Operations. During the period from the date of this Agreement to the Effective Time or to the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior consent of Syncor (which consent will not be unreasonably withheld or delayed), and except as otherwise (i) contemplated by this Agreement, (ii) required by Applicable Laws (it being understood that, insofar as less than 100% of the equity of any of Cardinal's subsidiaries is owned, directly or indirectly, by Cardinal, nothing in this Section 5.2(b) shall be deemed to require any such of Cardinal's subsidiaries to take any action, or fail to take any action, which action or failure would result in a violation of fiduciary duty under Applicable Laws) or (iii) set forth in Section 5.2(b) to the Cardinal Disclosure Schedule, Cardinal covenants and agrees that:

            (A) Cardinal and its subsidiaries shall continue to operate their businesses in the ordinary course and shall use their respective reasonable best efforts to preserve their respective business organizations intact; provided that Cardinal and its subsidiaries may take any action or omit to take any action, to the extent permitted by this Agreement (whether or not such action or omission would be considered taken in the ordinary course);

            (B) Cardinal shall not amend or propose to amend the Cardinal Articles to provide for the issuance of additional classes of capital stock of Cardinal having superior rights to the Cardinal Common Shares;

            (C) Cardinal shall not, and shall not permit any of its subsidiaries to, make any acquisition of securities, assets or business primarily involved in the industries in which Syncor operates or that supplies the radiopharmacy businesses in which Syncor operates (whether by merger, consolidation, purchase or otherwise) that would reasonably be expected to cause a meaningful delay or impediment to the completion of the transactions contemplated by this Agreement or might reasonably be expected to have a Material Adverse Effect on Cardinal; and

            (D) Cardinal shall not, and shall not permit any of its subsidiaries to, agree, in writing or otherwise, to propose or take any of the foregoing actions.

         Notwithstanding the foregoing, the limitations set forth in this
Section 5.2(b) shall not apply to any transaction between Cardinal and any of its wholly owned subsidiaries or between any of Cardinal's wholly owned subsidiaries.

         (c) Indemnification; Directors' and Officers' Insurance.

            (i) From and after the Effective Time, Cardinal shall cause (including by providing adequate funding to) the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify and hold harmless the present and former officers and directors of Syncor in respect of acts or omissions occurring at or prior to the Effective Time to the extent provided under the Syncor Certificate or the Syncor By-laws as in effect as of the date of this Agreement or the indemnification agreements between Syncor and its directors listed in Section 6.2(a)(i) to the Syncor Disclosure Schedule, as such indemnification agreements are in effect as of the date of this Agreement. Without limiting the foregoing, such indemnifying parties also shall advance any costs or expenses as incurred by such indemnified parties to the fullest extent permitted by Applicable Laws. In addition, from and after the Effective Time, officers of Syncor or its subsidiaries who become officers of Cardinal or its subsidiaries will be entitled to the same indemnity rights and protections as are afforded to similarly situated officers of Cardinal or its subsidiaries.

            (ii) Cardinal shall or shall cause the Surviving Corporation to obtain and maintain in effect, for a period of six years after the Effective Time, policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring at or prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Cardinal shall be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage set forth in Section 4.23 to the Syncor Disclosure Schedule, but in such case shall purchase as much coverage as reasonably practicable for 200% of the amount set forth in Section 4.23 to the Syncor Disclosure Schedule, and, provided, further, that any substitution or replacement of existing policies shall not result in any gaps or lapses in coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time.

            (iii) It is expressly agreed that the indemnified parties (including their heirs and representatives) to whom this Section 5.2(c) applies shall be third-party beneficiaries of this Section 5.2(c). The provisions of this Section 5.2(c) are intended to be for the benefit of, and will be enforceable by such third-party beneficiaries.

         (d) Subcorp. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of Subcorp Common Stock to Cardinal) or any material liabilities.

         (e) NYSE Listing. Cardinal shall use its reasonable best efforts to cause Cardinal Common Shares issuable pursuant to the Merger or upon the exercise of Cardinal Exchange Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

         (f) Employees and Employee Benefits.

            (i) Cardinal shall use its reasonable best efforts to make the Syncor Employees (as defined below) eligible to participate in Cardinal employee benefit plans not later than July 1, 2003. Without limiting the foregoing, from and after the Effective Time and until July 1, 2003, Cardinal shall provide Syncor Employees with employee benefit plans, programs, contracts or arrangements that, in the aggregate, will provide benefits that are not materially less favorable in the aggregate than the benefits provided to such Syncor Employees under the Plans (except for Plans providing equity or equity-based compensation) in effect on the date of this Agreement in accordance with the terms of such employee benefit plans, programs, contracts or arrangements, it being understood that, except as otherwise provided by this Agreement, the foregoing shall not require Cardinal or the Surviving Corporation to maintain any particular Plan. Syncor Employees shall be entitled to participate in the applicable Cardinal equity and equity-based plans (except for the Syncor ESPP (as defined below)) from and after the Effective Time in accordance with the terms of the applicable Cardinal equity and equity-based plans. From and after the Effective Time, Cardinal shall treat all service by Syncor Employees with Syncor and their respective predecessors prior to the Effective Time for all purposes as service with Cardinal (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service or to the extent such service is prior to a specific date before which service would not have been credited for employees of Cardinal), and, with respect to any medical or dental benefit plan in which Syncor Employees participate after the Effective Time, Cardinal shall waive or cause to be waived any preexisting condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a preexisting condition of any Syncor Employee who was, as of the Effective Time, excluded from participation in a Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Plan in which the Effective Time occurs by a Syncor Employee or a Syncor Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Cardinal and subsidiaries of Cardinal. For purposes of this Section 5.2(f), "Syncor Employees" means individuals who are, as of the Effective Time, employees of Syncor that are not subject to collective bargaining agreements for as long as they remain employees of Cardinal and its subsidiaries.

            (ii) Cardinal and Syncor agree that each of their respective option and other equity-incentive plans shall be amended, if and to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of shares of Syncor Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into Cardinal Common Shares on a basis consistent with the transactions contemplated by this Agreement.

            (iii) As soon as reasonably practicable after the Effective Time, Cardinal shall deliver to the holders of Syncor Options appropriate notices setting forth such holders' rights pursuant to the respective Plans governing such Syncor Options and the agreements evidencing the grants of such Syncor Options, and that such Syncor Options and the related agreements shall be assumed by Cardinal and shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.4 after giving effect to the Merger).

            (iv) From and after the Effective Time, Cardinal shall, or shall cause the Surviving Corporation to, assume and honor all Plans; provided, however, nothing in this Agreement shall restrict Cardinal's or the Surviving Corporation's ability to amend or terminate such Plans in accordance with their terms. Cardinal and Syncor agree that the shareholder approval or the consummation of the Merger, as applicable, shall constitute a "Change in Control" for all purposes of the Plans identified and set forth in Section
4.16 to the Syncor Disclosure Schedule; provided, however, Cardinal and Syncor intend that none of the shareholder approval, consummation of the Merger or any transactions contemplated by this Agreement will constitute a "Change of Control" for purposes of the agreements set forth on Schedule 5.2(f)(iv) to the Syncor Disclosure Schedule.

            (v) With respect to the Syncor International Corporation Employee Stock Purchase Plan (the "Syncor ESPP"), Syncor shall take all actions necessary to (A) terminate all open offering periods under the Syncor ESPP as of a date no later than the end of its last regularly occurring payroll period prior to the Effective Time and (B) terminate the Syncor ESPP as of a date no later than immediately prior to the Effective Time.

         5.3. Covenants of Syncor.

         (a) Syncor Stockholders Meeting. Syncor shall take all action in accordance with the United States federal securities laws, the DGCL and the Syncor Certificate and the Syncor By-laws necessary to duly call, give notice of, convene and hold a special meeting of Syncor Stockholders (the "Syncor Stockholders Meeting") to be held on the earliest practicable date determined in consultation with Cardinal to consider and vote upon approval of this Agreement. Subject to this Section 5.3(a), Syncor shall take all lawful actions to solicit the approval of this Agreement by the Syncor Stockholders. Syncor shall, except as provided in this Section 5.3(a) and in Section 5.3(d), through the Board of Directors of Syncor, recommend to Syncor Stockholders approval of this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Cardinal its recommendation. However, the Board of Directors of Syncor shall be permitted to (i) not recommend to Syncor Stockholders that they give the Syncor Stockholders Approval or (ii) withdraw, modify or change the Syncor Board Recommendation in a manner adverse to Cardinal (a "Syncor Change in Recommendation"), and, in such event, not solicit votes in favor of such approval, if the Board of Directors of Syncor believes in good faith, based upon the advice of outside legal counsel, that the failure to so withhold, withdraw or modify its recommendation would reasonably be expected to cause a failure to comply with its fiduciary duties under Applicable Laws. Notwithstanding any such Syncor Change in Recommendation, Cardinal shall have the option, exercisable within 20 days of notice of such Syncor Change in Recommendation, to terminate this Agreement pursuant to Section 7.1(d). If Cardinal has not exercised its right to terminate the Agreement within such 20-day period, Cardinal shall no longer be entitled to terminate this Agreement under Section 7.1(d). Syncor shall ensure that the Syncor Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Syncor Stockholders Meeting are solicited, in compliance in all material respects with all Applicable Laws. Without limiting the generality of the foregoing, (i) Syncor agrees that its obligation to duly call, give notice of, convene and hold the Syncor Stockholders Meeting, as required by this Section 5.3, shall not be affected by the withdrawal, amendment or modification of the Syncor Board Recommendation and (ii) Syncor agrees that its obligations to duly call, give notice of, convene and hold the Syncor Stockholders Meeting pursuant to this
Section 5.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Syncor of any Superior Proposal (as defined in Section 5.3(d)).

         (b) Information for the Registration Statement and Preparation of Proxy Statement. Syncor shall promptly furnish Cardinal with all information concerning it as may be required for inclusion in the Proxy Statement and the Registration Statement. Syncor shall cooperate with Cardinal in the preparation of the Proxy Statement and the Registration Statement in a timely fashion and shall use reasonable best efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable consistent with the timing for the Syncor Stockholders Meeting as determined in consultation with Cardinal. If, at any time prior to the Effective Time, Syncor shall obtain knowledge of any information pertaining to Syncor that would require any amendment or supplement to the Registration Statement or the Proxy Statement, Syncor shall so advise Cardinal and shall promptly furnish Cardinal with all information as shall be required for such amendment or supplement, and shall promptly amend or supplement the Registration Statement and/or Proxy Statement. Syncor shall use reasonable best efforts to cooperate with Cardinal in the preparation and filing of the Proxy Statement with the Commission. Consistent with the timing for the Syncor Stockholders Meeting as determined in consultation with Cardinal, Syncor shall use all reasonable efforts to mail at the earliest practicable date to Syncor Stockholders the Proxy Statement, which Proxy Statement shall include all information required under Applicable Laws to be furnished to Syncor Stockholders in connection with the Merger and the transactions contemplated by this Agreement and shall include the Syncor Board Recommendation to the extent not previously withdrawn in compliance with
Section 5.3(a) or Section 5.3(d) and the full text of the written opinion of Salomon Smith Barney described in Section 4.24.

         (c) Conduct of Syncor's Operations. During the period from the date of this Agreement to the Effective Time or to the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior consent of Cardinal (which consent will not be unreasonably withheld or delayed), and except as otherwise (i) expressly contemplated by this Agreement, (ii) required by Applicable Laws (it being understood that, insofar as less than 100% of the equity of any of Syncor's subsidiaries is owned, directly or indirectly, by Syncor, nothing in this Section 5.3(c) shall be deemed to require any such of Syncor's subsidiaries to take any action, or fail to take any action, which action or failure would result in a violation of fiduciary duty under Applicable Laws) or (iii) set forth in
Section 5.3(c) to the Syncor Disclosure Schedule, Syncor covenants and agrees that it and its subsidiaries:

            (i) shall conduct its operations in the ordinary course and shall use its reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect (it being agreed that any action taken by Syncor or its subsidiaries that is permitted under Section 5.3(c)(ii)-(xxiv) shall not be deemed to be a breach of this Section 5.3(c)(i));

            (ii) shall not do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify capital stock of Syncor, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of capital stock of Syncor or any securities or obligations convertible into or exchangeable for any shares of capital stock of Syncor (other than (I) dividends or distributions from its direct or indirect wholly owned subsidiary in the ordinary course of business or (II) dividends or distributions by a subsidiary that is partially owned by Syncor or any of its subsidiaries in the ordinary course of business; provided that Syncor or any of its subsidiaries receives or is to receive its proportionate share thereof), (C) grant any person any right or option to acquire any shares of capital stock of Syncor, except, after the date of this Agreement, for the grant of options to purchase up to 100,000 shares of Syncor Common Stock; provided that, such options are granted either (I) in the ordinary course of business consistent with past practice after consultation with Cardinal to new hires (but, in any event, not under the Syncor ESPP) or (II) pursuant to formula awards as set forth in Section 5.3(c)(ii) to the Syncor Disclosure Schedule; provided that, in each case, such options will not vest in connection with the transactions contemplated by this Agreement, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of capital stock of Syncor or any securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock of Syncor or such securities (except pursuant to the exercise of Syncor Options that are outstanding as of the date of this Agreement), (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of capital stock of Syncor, or (F) open any offering period or issue any shares of Syncor capital stock or grant any purchase rights pursuant to the Syncor ESPP;

            (iii) shall not directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any property or assets of Syncor or its subsidiaries other than sales, transfers, leases, pledges, mortgages, encumbrances or other dispositions in the ordinary course of business or that, individually or in the aggregate, are immaterial;

            (iv) shall not make or propose any changes in the Syncor Certificate or the Syncor By-laws;

            (v) shall not amend or modify, or propose to amend or modify, the Syncor Rights Agreement, as amended as of the date of this Agreement;

            (vi) shall not merge or consolidate with any other person;

            (vii) shall not acquire assets or capital stock of any other person in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than the acquisition of inventory in the ordinary course of business, consistent with past practice;

            (viii) shall not incur, create, assume or otherwise become liable for any indebtedness for borrowed money or, except in the ordinary course of business, consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

            (ix) shall not create any subsidiaries;

            (x) shall not enter into or modify in any material respect any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice with respect to non-officer employees (except for severance agreements, which, in all cases, shall require the prior written consent of Cardinal), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee, except in the ordinary course of business consistent with past practice or as may be required by Applicable Laws, or grant, reprice, or accelerate the exercise or payment of any Syncor Options or other equity-based awards;

            (xi) shall not enter into, adopt or amend in any material respect any Plan, except as shall be required by Applicable Laws;

            (xii) shall not take any action that could give rise to severance benefits payable to any officer or director of Syncor as a result of consummation of the transactions contemplated by this Agreement;

            (xiii) shall not change any material method or principle of Tax or financial accounting in a manner that is inconsistent with past practice, except to the extent required by Applicable Laws or GAAP, as advised by Syncor's regular independent accountants;

            (xiv) shall not, except in the ordinary course of business consistent with past practice, settle any Actions, whether now pending or made or brought after the date of this Agreement involving, individually or in the aggregate, an amount in excess of $1,500,000 individually or $3,000,000 in the aggregate;

            (xv) shall not, except in the ordinary course of business consistent with past practice, modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 4.17 to the Syncor Disclosure Schedule, any other material Contract to which Syncor is a party or any confidentiality agreement to which Syncor is a party;

            (xvi) shall not enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 5.3(d));

            (xvii) shall not write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $300,000, except for depreciation and amortization in accordance with GAAP consistently applied and except, following consultation with Cardinal, as required by Applicable Laws or GAAP;

            (xviii) shall not incur or commit to any capital expenditures in excess of $1,000,000 individually or $3,000,000 in the aggregate;

            (xix) shall not make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies or a renewal thereof to the extent set forth in Section 4.23 to the Syncor Disclosure Schedule;

            (xx) shall not take any action to exempt or make not subject to
(A) the provisions of Section 203 of the DGCL or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any individual or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

            (xxi) shall not knowingly and intentionally take any action that could likely result in a violation or breach of any agreement, covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of the condition set forth in Section 6.3(a) or 6.3(b);

            (xxii) shall not, except as, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Syncor, make, revoke or amend any Tax election, settle or compromise any claim or assessment with respect to Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or amend any material Tax Returns;

            (xxiii) shall not permit or cause any of its subsidiaries to do any of the foregoing or any of the items set forth in Section 5.3(c)(xxiii) to the Cardinal Disclosure Schedule or agree or commit to do any of the foregoing; or

            (xxiv) except as expressly permitted in this Agreement, shall not agree in writing or otherwise to take any of the foregoing actions.

         (d) No Solicitation. Syncor agrees that, during the term of this Agreement, it shall not, and shall not authorize and will use best efforts not to permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Syncor, or acquisition of any capital stock (other than upon exercise of Syncor Options that are outstanding as of the date of this Agreement) or a material amount of the assets (other than transactions with customers in the ordinary course of business consistent with past practice or the disposition of all or part of the business or operations of Comprehensive Medical Imaging ("CMI") of Syncor and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of this Agreement by Syncor Stockholders, Syncor may furnish information to, and negotiate or otherwise engage in discussions with, any person that delivers a written proposal for a Competing Transaction that was not solicited or encouraged, except to the extent explicitly permitted by this Section 5.3(d), after the date of this Agreement if and so long as the Board of Directors of Syncor believes in good faith as determined by a majority vote, based upon the advice of its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Applicable Laws and believes in good faith, after consulting with a nationally recognized investment banking firm and Syncor's outside legal counsel, that such proposal would reasonably be expected to result in a transaction that, if consummated, would be more favorable to Syncor Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Cardinal in response to such Competing Transaction) (a "Superior Proposal"); provided, further, that, prior to furnishing any information to such person, Syncor shall enter into a confidentiality agreement that is no less restrictive, in any material respect, than the confidentiality agreement between Cardinal and Syncor, dated July 9, 2001, as amended on August 29, 2001 and September 5, 2001 (the "Confidentiality Agreement"). Syncor will immediately cease all existing activities, discussions and negotiations with any persons conducted to the date of this Agreement with respect to any proposal for a Competing Transaction and request the return of all confidential information regarding Syncor provided to any such persons prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. In the event that, prior to the approval of this Agreement by the Syncor Stockholders, the Board of Directors of Syncor receives a Superior Proposal that was not solicited or encouraged, except to the extent permitted by this
Section 5.3(d), after the date of this Agreement and the Board of Directors of Syncor believes in good faith based upon the advice of its outside legal counsel that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Board of Directors of Syncor under Applicable Laws, the Board of Directors of Syncor may (subject to this, the following sentences and Section 5.3(a)) withdraw, modify or change, in a manner adverse to Cardinal, the Syncor Board Recommendation and/or comply with Rule 14e-2 under the Exchange Act with respect to a Competing Transaction, provided that Syncor gives Cardinal three business days' prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate this Agreement pursuant to Section 7.1(d), except as set forth in
Section 5.3(a)). Any such withdrawal, modification or change of the Syncor Board Recommendation shall not change the approval of the Board of Directors of Syncor for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement, including the Merger or the Support Agreements, or change the obligation of Syncor to present this Agreement for approval at the duly called Syncor Stockholders Meeting on the earliest practicable date determined in consultation with Cardinal. From and after the execution of this Agreement, Syncor shall promptly advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries or proposals or the participation by or on behalf of Syncor in any discussions or negotiations, relating to a Competing Transaction (including, in each case, the specific terms and status thereof and the identity of the other person or persons involved) and promptly furnish to Cardinal a copy of any such written proposal in addition to any information provided to or by any third party relating thereto. All information provided to Cardinal under this Section 5.3(d) shall be kept confidential by Cardinal in accordance with the terms of the Confidentiality Agreement. In addition, Syncor shall promptly advise Cardinal, in writing, if the Board of Directors of Syncor shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.3(d). Furthermore, nothing contained in this Section 5.3(d) shall prohibit Syncor from making disclosure (and such disclosure in and of itself shall not be deemed to be a Syncor Change in Recommendation) of the fact that a Competing Transaction has been proposed, the identity of the person making such proposal or the material terms of such proposal in the Registration Statement or the Proxy Statement only to the extent the disclosure of such facts, identity or terms is required under Applicable Laws and only following prior consultation by Syncor with Cardinal regarding any such proposed disclosure.

         (e) Affiliates of Syncor. Syncor shall use reasonable best efforts to cause each such person that will be, at the Effective Time or was on the date of this Agreement, an "affiliate" of Syncor for purposes of Rule 145 under the Securities Act to execute and deliver to Cardinal, no less than ten days prior to the date of the Syncor Stockholders Meeting, the written undertakings in the form attached as Exhibit A to this Agreement (the "Syncor Affiliate Letter"). No later than 15 days prior to such date, Syncor, after consultation with its outside legal counsel, shall provide Cardinal with a letter (reasonably satisfactory to outside legal counsel to Cardinal) specifying all of the individuals or entities that, in Syncor's opinion, may be deemed to be affiliates of Syncor under the preceding sentence. The foregoing notwithstanding, Cardinal shall be entitled to place legends as specified in the Syncor Affiliate Letter on the certificates evidencing any of the Cardinal Common Shares to be received by (i) any such affiliate of Syncor specified in such letter or (ii) any person Cardinal in consultation with its outside legal counsel reasonably identifies (by written notice to Syncor and following discussions and consultation with Syncor's outside legal counsel) as being a person that is an affiliate, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Cardinal Common Shares, consistent with the terms of the Syncor Affiliate Letters, regardless of whether such person has executed a Syncor Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence.

         (f) Access. Subject to legal and contractual restrictions (including, without limitation, under Antitrust Laws), upon reasonable notice throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, Syncor shall permit representatives of Cardinal to have reasonable access during normal business hours to Syncor's premises, properties, books, records, contracts and documents. Cardinal will keep the information obtained pursuant to this Section 5.3(f) confidential pursuant to the terms of the Confidentiality Agreement and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential, in accordance with the terms of the Confidentiality Agreement. Cardinal will use reasonable best efforts to minimize any disruption to the businesses of Syncor and its subsidiaries that may result from the requests for access, data and information hereunder. Cardinal shall afford to Syncor's directors, officers, employees, and representatives or advisors reasonable access during normal business hours upon reasonable notice, to its directors, officers, employees, and books and records to the extent reasonably necessary in connection with the preparation of the Proxy Statement. No investigation conducted pursuant to this Section 5.3(f) shall affect or be deemed to modify any representation or warranty made in this Agreement.

         (g) Subsequent Financial Statements. Syncor shall consult with Cardinal prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Syncor SEC Documents after the date of this Agreement (other than routine filings pursuant to Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act).


                                 ARTICLE VI.

                                  CONDITIONS

         6.1. Conditions to the Obligations of Each Party. The obligations of Syncor, Cardinal and Subcorp to consummate the Merger shall be subject to the satisfaction (or to the extent legally permissible, waiver) of the following conditions:

               (a) This Agreement, shall have been approved by Syncor Stockholders in the manner required by Applicable Laws.

               (b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated, and any other approvals of any Governmental Authority shall have been obtained, except for such approvals (unrelated to Antitrust Laws) the failure of which to obtain would not, individually or in the aggregate, result in the imposition of any fine or penalty except in immaterial amounts.

               (c) No provision of any Applicable Law and no judgment, injunction, order or decree of a Governmental Authority shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limit the ownership or operation by Cardinal, Syncor or any of their respective subsidiaries of any material portion of the businesses or assets of Cardinal or Syncor.

               (d) There shall not be pending any Action by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit in any material respect the ownership or operation by Cardinal, Syncor or any of their respective subsidiaries of, or to compel Cardinal, Syncor or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Cardinal, Syncor or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, except in the case of this clause (ii) for such prohibitions, limitations, dispositions or holdings that would not be deemed to constitute a Material Adverse Effect under Section 5.1(a)(iv), or (iii) seeking to impose limitations on the ability of Cardinal to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote capital stock of the Surviving Corporation on all matters properly presented to the stockholders of the Surviving Corporation.

               (e) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

               (f) The Cardinal Common Shares to be issued in the Merger and upon exercise of Cardinal Exchange Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

               (g) Syncor shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, to the effect that (i) the Merger will constitute a "reorganization" (within the meaning of Section 368(a) of the Code) and (ii) no gain or loss will be recognized by Syncor Stockholders upon the receipt of Cardinal Common Shares in exchange for shares of Syncor Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares.

         6.2. Conditions to Obligations of Syncor. The obligations of Syncor to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived by Syncor:

               (a) Each of the representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Cardinal.

               (b) Each of Cardinal and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time.

               (c) Each of Cardinal and Subcorp shall have furnished Syncor with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President of Cardinal and Subcorp, as applicable, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

               (d) Since the date of this Agreement, except to the extent contemplated by Section 3.11 to the Cardinal Disclosure Schedule, there shall not have been events or occurrences individually or in the aggregate that would be a Material Adverse Effect on Cardinal.

         6.3. Conditions to Obligations of Cardinal and Subcorp. The obligations of Cardinal and Subcorp to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived by Cardinal:

               (a) Each of the representations and warranties of Syncor set forth in Article IV (other than the representations and warranties of Syncor set forth in the first three sentences of Section 4.4) shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Syncor. The representations and warranties of Syncor set forth in the first three sentences of Section 4.4 shall be true and correct (subject to de minimis exceptions) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

               (b) Syncor shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time.

               (c) Syncor shall have furnished Cardinal with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

               (d) Since the date of this Agreement, except to the extent contemplated by Section 4.12 to the Syncor Disclosure Schedule, there shall not have been events or occurrences, individually or in the aggregate, that would be a Material Adverse Effect on Syncor.


                                ARTICLE VII.

                          TERMINATION AND AMENDMENT

         7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Syncor Stockholders):

               (a) by mutual written consent of Cardinal and Syncor;

               (b) by either Cardinal or Syncor if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Cardinal or Syncor from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction;

               (c) by either Cardinal or Syncor if the Merger shall not have been consummated before December 31, 2002, provided, however, that, in the event the condition set forth in Section 6.1(b) shall not have been satisfied on or prior to December 31, 2002, this date shall be extended to the earlier of the date that is ten business days after the date on which the condition set forth in Section 6.1(b) is satisfied and April 30, 2003; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party to this Agreement whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the primary cause of or resulted in the failure of the Merger to occur on or before such date;

               (d) by Cardinal (i) if there shall have been a Syncor Change in Recommendation or (ii) if the Syncor Board of Directors shall have refused to affirm the Syncor Board Recommendation within 20 days of any written request from Cardinal.

               (e) by Cardinal or Syncor if, at the Syncor Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of Syncor Stockholders to approve this Agreement shall not have been obtained;

               (f) by Cardinal if there has been a violation or breach by Syncor of any agreement, covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of the conditions set forth in Sections 6.3(a) and (b) at the time of such breach or violation and such violation or breach has not been waived by Cardinal nor cured by Syncor prior to the earlier of (i) 20 business days after the giving of written notice to Syncor of such breach and (ii) December 31, 2002; or

               (g) by Syncor if there has been a violation or breach by Cardinal of any agreement, covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of the conditions set forth in Sections 6.2(a) and (b) at the time of such breach or violation and such violation or breach has not been waived by Syncor nor cured by Cardinal prior to the earlier of
     (i) 20 business days after the giving of written notice to Cardinal of such breach and (ii) December 31, 2002.

         7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of Section 5.3(f) and the provisions of this Section
7.2 and Sections 8.7, 8.8 and 8.11, shall become void and have no effect, without any liability on the part of any party to this Agreement or the directors, officers, or stockholders or shareholders of any party to this Agreement, as the case may be. Notwithstanding the foregoing, nothing in this
Section 7.2 shall relieve any party to this Agreement of liability for an intentional and material breach of any provision of this Agreement, provided, however, that, if it shall be judicially determined that termination of this Agreement was caused by an intentional and material breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholder meetings and consents (collectively, "Costs"). If this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e), then Syncor will, within three business days following any such termination by Cardinal, or, in the case of a termination by Syncor, concurrently with such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account in the United States designated by Cardinal in reimbursement for Cardinal's actual and documented reasonable Costs, an amount in cash up to but not in excess of $4,000,000 in the aggregate. If this Agreement is terminated pursuant to

(a) Section 7.1(d) or Section 7.1(e) and at any time prior to such termination a bona fide proposal regarding a Competing Transaction with respect to Syncor shall not have been made to Syncor, nor shall there have been any public disclosure of any bona fide proposal or expression of interest by a third party regarding a Competing Transaction, or

(b) Section 7.1(a) or Section 7.1(c) and at any time prior to such termination a bona fide proposal regarding a Competing Transaction with respect to Syncor shall have been made to Syncor, or any bona fide proposal or expression of interest by a third party regarding a Competing Transaction shall have been publicly disclosed and within six months after the date of any such termination Syncor enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination (as defined below) or consummates a Business Combination, then Syncor will, upon consummation of such Business Combination, pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal a termination fee in an amount equal to $24,125,000 (less amounts paid in reimbursement of Costs). If this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e), and at any time prior to such termination a bona fide proposal regarding a Competing Transaction with respect to Syncor shall have been made to Syncor, or any bona fide proposal or expression of interest by a third party regarding a Competing Transaction shall have been publicly disclosed, then (i) Syncor will, in the case of a termination by Cardinal, within three business days following any such termination or, in the case of a termination by Syncor, concurrently with such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account in the United States designated by Cardinal a termination fee in an amount equal to $12,062,500 (less amounts paid in reimbursement of Costs); and, furthermore, if within 12 months after the date of any such termination Syncor enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination, then Syncor will, upon the consummation of such Business Combination, pay to Cardinal in cash by wire transfer in immediately available funds to an account in the United States designated by Cardinal an additional termination fee in an amount equal to $12,062,500. "Business Combination" means (a) a merger, consolidation, share exchange, business combination or similar transaction involving Syncor as a result of which Syncor Stockholders, prior to such transaction, in the aggregate, cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) a sale, lease, exchange, transfer or other disposition of more than 33% of the assets of Syncor and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions (other than to customers in the ordinary course of business or the disposition of all or part of the business or operations of CMI), or (c) the acquisition, by a person (other than Cardinal or any affiliate thereof) or "group" (as defined under Section 13(d) of the Exchange Act) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of more than 33% of Syncor Common Stock, whether by tender or exchange offer or otherwise.

         7.3. Amendment. This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement by Syncor Stockholders, but, after any such approval, no amendment shall be made that by law requires further approval or authorization by Syncor Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties to this Agreement.

         7.4. Extension; Waiver. At any time prior to the Effective Time, Cardinal (with respect to Syncor) and Syncor (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party to this Agreement.


                                ARTICLE VIII.

                                MISCELLANEOUS

         8.1. Survival of Representations and Warranties. The representations and warranties made in this Agreement by the parties to this Agreement shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

         8.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

           (a) if to Cardinal or Subcorp:

                           Cardinal Health, Inc.
                           7000 Cardinal Place
                           Dublin, Ohio  43017
                           Attention:  Paul S. Williams
                                       Executive Vice President,
                                       Chief Legal Officer & Secretary
                           Telecopy No.:  (614) 757-6948

                           with a copy to

                           David A. Katz, Esq.
                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Telecopy No.:  (212) 403-2000

           (b) if to Syncor:

                           Syncor International Corporation
                           6464 Canoga Avenue
                           Woodland Hills, CA 91367
                           Attention:  Monty Fu
                                       Chairman
                           Telecopy No.:   (818) 737-4826

                           with a copy to

                           Paul T. Schnell, Esq.
                           Richard J. Grossman, Esq.
                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York  10036
                           Telecopy No.:  (212) 735-2000

         8.3. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." A "Material Adverse Effect" with respect to any party to this Agreement shall be deemed to occur if there shall have been a material adverse effect on the business, financial condition or results of operations of such party to this Agreement and its subsidiaries, taken as a whole, except to the extent that such adverse effect results from (a) changes (i) in prevailing interest rates in the United States or financial market conditions in the United States, (ii) in general economic conditions in the United States or (iii) in GAAP; (b) any developments, changes or consequences relating to or that could arise from the actual or prospective renewal of (or failure to renew) the BMS Contract, any new terms that may be negotiated in any proposed or actual amended or new BMS Contract, any negotiations with BMS (or the substitute counterparty) directly relating to the BMS Contract or any amendment to the BMS Contract or a new BMS Contract, in each case, regardless of whether or not BMS owns the product covered by the BMS Contract; or (c) any developments, changes or consequences relating to the process for the possible sale of all or a portion of the business of CMI (the "CMI Business"), including the failure to sell all or any portion of the CMI Business, the level of interest of any parties in pursuing a sale or the value or other terms for a sale indicated by such parties, and the pricing or other terms of any such sale, or the effect of any accounting charges, adjustments and changes ("CMI Changes") set forth in Section 5.3(c) to the Syncor Disclosure Schedule. For the purposes of this Agreement, in determining whether there has been a Material Adverse Effect on Syncor, any changes to or developments regarding the CMI Business shall be measured solely against the actual results of the CMI Business for the fiscal year ended December 31, 2001. A "subsidiary" means, when used with respect to any party to this Agreement, any corporation or other organization, incorporated or unincorporated, (a) of which such party to this Agreement or any of its subsidiaries is a general partner (excluding partnerships, the general partnership interests of which held by such party to this Agreement or any of its subsidiaries do not have 50% or more of the voting interests in such partnership) or (b) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries (or, if there are no such voting securities or interests, 50% or more of the equity interests of which is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries). With respect to Syncor, "knowledge" shall mean the actual knowledge of the individuals set forth in Section 8.3 to the Syncor Disclosure Schedule. With respect to Cardinal, "knowledge" shall mean the actual knowledge of the individuals set forth in Section 8.3 to the Cardinal Disclosure Schedule.

         8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties to this Agreement may execute more than one copy of this Agreement, each of which shall constitute an original.

         8.5. Entire Agreement. This Agreement (including the documents and the instruments relating to the Merger referred to in this Agreement), the Support Agreements and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, agreements or representations by or among the parties to this Agreement, written and oral, with respect to the subject matter of this Agreement and thereof. With respect to the transactions contemplated by this Agreement and the subject matter of this Agreement, neither Cardinal and its affiliates nor Syncor and its affiliates makes any representations or warranties other than those set forth in this Agreement.

         8.6. Third-Party Beneficiaries. Except for the agreement set forth in Section 5.2(c), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

         8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

         8.8. Consent to Jurisdiction; Venue.

         (a) Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties to this Agreement agrees that a final non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (b) Each of the parties to this Agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party to this Agreement. Nothing in this Section 8.8 shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law.

         8.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to the fullest extent permitted by Applicable Laws to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required in the event of a breach or violation of, or a default under, this Agreement, provided that such party to this Agreement is not in material default hereunder.

         8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

         8.11. Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and thereby shall be paid by the party to this Agreement incurring such expenses.

         8.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, Cardinal, Subcorp and Syncor have signed this Agreement as of the date first written above.

                                           CARDINAL HEALTH, INC.


                                           By:  /s/ Robert D. Walter
                                                -------------------------------
                                                 Name:  Robert D. Walter
                                                 Title: Chairman and Chief
                                                        Executive Officer


                                           MUDHEN MERGER CORP.


                                           By:   /s/ Robert D. Walter
                                                 -----------------------------
                                                 Name:  Robert D. Walter
                                                 Title: Chairman


                                           SYNCOR INTERNATIONAL CORPORATION


                                           By:  /s/ Robert G. Funari
                                                ------------------------------
                                                 Name:  Robert G. Funari
                                                 Title:

                                                                      Exhibit A

                              ____________, 200_


Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio  43017


Gentlemen:

         The undersigned acknowledges that the undersigned has been advised, as of the date hereof, the undersigned may be deemed to be an "affiliate" of Syncor International Corporation, a Delaware corporation ("Syncor"), as the term "affiliate" is used in and for purposes paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"). Pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of __________ __, 2002 (the "Agreement"), by and among Syncor, Cardinal Health, Inc., an Ohio corporation ("Cardinal"), and Mudhen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), Subcorp will be merged with and into Syncor (the "Merger"), all of the outstanding shares of common stock of Syncor, par value $0.05 per share ("Syncor Common Stock"), will be converted into common shares, without par value, of Cardinal ("Cardinal Common Shares"), and all unexpired and unexercised employee options to purchase capital stock of Syncor will become options to purchase Cardinal Common Shares ("Cardinal Options"). In, or as a result of, the Merger, the undersigned will (a) receive Cardinal Common Shares in exchange for all of the shares of Syncor Common Stock owned by the undersigned immediately prior to the time of the effectiveness of the Merger (the "Effective Time"), and/or (b) receive Cardinal Options.

         The undersigned acknowledges that, if the undersigned is an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer Cardinal Common Shares and Cardinal Options beneficially owned by the undersigned as a result of the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited, and, to the extent the undersigned felt or feels necessary, the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale, assignment or transfer of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

         The undersigned agrees with Cardinal that the undersigned will not offer to sell, sell, transfer or otherwise dispose of any of the Cardinal Common Shares or Cardinal Options (or shares issuable upon exercise thereof) beneficially owned by the undersigned as a result of the Merger except (a) in compliance with the applicable provisions of Rule 145 or (b) pursuant to a registration statement under the Securities Act or (c) in a transaction that, in the opinion of Cardinal's general counsel or other independent counsel reasonably satisfactory to Cardinal or as described in a "no-action" or interpretive letter from the Staff of the Commission, is not required to be registered under the Securities Act; provided, however, that, for so long as the undersigned holds any Cardinal Common Shares as to which the undersigned is subject to the limitations of Rule 145 and to the extent applicable, Rule 144 promulgated under the Securities Act, Cardinal will use its reasonable efforts to (i) file all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, so as to satisfy the requirements of paragraph (c) of Rule 144 promulgated under the Securities Act that there be available current public information with respect to Cardinal, and (ii) furnish to the undersigned upon request a written statement as to whether Cardinal has complied with such reporting requirements during the 12 months preceding any proposed sale of Cardinal Common Shares by the undersigned under Rule 145 and to the extent applicable, Rule 144, and (b) otherwise use its reasonable efforts to make available to the undersigned the exemption afforded by Rule 145 and, to extend applicable, Rule 144 promulgated under the Securities Act with respect to the sale, transfer or other disposition of the Cardinal Common Shares. For purposes of this letter agreement, the exercise of a Cardinal Option shall not constitute a "disposition" of such Cardinal Option.

         In the event of a sale or other disposition by the undersigned of Cardinal Common Shares or Cardinal Options pursuant to Rule 145, if requested by Cardinal, the undersigned will supply Cardinal with evidence of compliance with Rule 145, in the form of a letter in the form of Annex I to this letter agreement or the opinion of counsel or interpretive letter referred to above. The undersigned understands that Cardinal may instruct its transfer agent to withhold the transfer of any Cardinal Common Shares or Cardinal Options disposed of by the undersigned in violation of the terms of this letter agreement, but that, upon receipt of such evidence of compliance or the availability of an exemption from registration under the Securities Act, Cardinal shall cause the transfer agent to effectuate the transfer of Cardinal Common Shares or Cardinal Options sold.

         The undersigned acknowledges and agrees that appropriate legends will be placed on certificates, if any representing Cardinal Common Shares received by the undersigned in the Merger or held by a transferee thereof or upon exercise of a Cardinal Option, Cardinal and the undersigned and agree that any such legends set forth in this paragraph shall be removed by delivery of substitute certificates without such legends and/or any transfer instructions will be lifted (a) if one year shall have elapsed from the date of the Merger and the provisions of Rule 145(d)(2) promulgated under the Securities Act are then available to the undersigned, (b) two years shall have elapsed from the date of the Merger and the provision of Rule 145(d)(3) are then applicable to the undersigned, or (c) if the undersigned shall have delivered to Cardinal (i) a copy of a "no action" letter or interpretive letter from the Staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Cardinal from independent counsel reasonably satisfactory to Cardinal, to the effect that such legend is not required for purposes of the Securities Act or (ii) a written statement that the Cardinal Common Shares represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d) promulgated under the Securities Act or pursuant to an effective registration statement under the Securities Act.

         The undersigned acknowledges that (a) the undersigned has carefully read this letter agreement and has been advised of and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Cardinal Common Shares and Cardinal Options, and (b) the receipt by Cardinal of this letter agreement is an inducement to Cardinal to enter into the Agreement and consummate the transactions contemplated by the Agreement. This letter agreement shall expire and be of no force or effect upon termination of the Agreement prior to the Effective Time.

         Execution of this letter should not be considered an admission on the part of the undersigned of "affiliate" status as described in the first paragraph of this letter agreement, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter agreement.

                                                     Very truly yours,



                                                     ---------------------------
                                                     [Name]



Accepted and agreed this
___ day of ___________, 200_

CARDINAL HEALTH, INC.

By:    ______________________________
       Name:
       Title:

                                                                   Annex I to
                                                                    Exhibit A


                           __________________, 200_

Cardinal Health, Inc.
 7000 Cardinal Place
Dublin, Ohio  43017
Attention:  Corporate Secretary

         On ______ __, 200_, the undersigned sold the securities of Cardinal Health, Inc. ("Cardinal") described below in the space provided for that purpose (the "Securities"). The Securities were acquired by the undersigned in connection with the merger of Mudhen Merger Corp. with and into Syncor International Corporation.

         Based upon the most recent report or statement filed by Cardinal with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

         The undersigned hereby represents to Cardinal that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents to Cardinal that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                                     Very truly yours,



Description of Securities sold:

                                                                   Exhibit 99.1
                                                                   ------------




                        Form of Support/Voting Agreement


                                 June 14, 2002



Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio  43017

                  Re:  Support/Voting Agreement

Ladies and Gentlemen:

                  The undersigned understands that Cardinal Health, Inc. ("Cardinal"), Mudhen Merger Corp., a wholly owned subsidiary of Cardinal ("Subcorp"), and Syncor International Corporation ("Syncor") are entering into an Agreement and Plan of Merger, dated the date of this letter agreement (the "Agreement"), providing for, among other things, a merger of Subcorp with and into Syncor (the "Merger"), in which all of the outstanding shares of common stock, par value $.05 per share, of Syncor will be exchanged for common shares, without par value, of Cardinal.

                  The undersigned is a stockholder of Syncor (the
"Stockholder") and is entering into this letter agreement to induce Cardinal to enter into the Agreement and to consummate the transactions contemplated thereby.

                  Capitalized terms used but not defined in this letter agreement shall have the same meaning as in the Agreement.

                  The Stockholder confirms his agreement with Cardinal as follows:

         1. The Stockholder represents, warrants and agrees that Schedule I attached to this letter agreement sets forth all of the shares of the capital stock of Syncor of which the Stockholder or, to the knowledge of the Stockholder, one of his controlled affiliates (as "controlled" and "affiliate" are defined under the Securities Exchange Act of 1934, as amended) is the record or beneficial owner (collectively, the "Shares"), and that the Stockholder and such controlled affiliates are, on the date of this letter agreement, the owners of the number of Shares set forth in Schedule I attached to this letter agreement, free and clear of all liens, charges, encumbrances, and voting agreements (other than liens, charges and encumbrances under Applicable Laws) that would adversely affect the ability of the Stockholder to comply with the terms of this letter agreement, except as disclosed in
Schedule I attached to this letter agreement. Except as set forth in Schedule I attached to this letter agreement, neither the Stockholder nor, to the knowledge of the Stockholder, any of such controlled affiliates own or hold any rights to acquire any additional shares of the capital stock of Syncor or any voting rights with respect to any additional shares of the capital stock of Syncor.

         2. The Stockholder agrees that he will not, and will use reasonable best efforts to not permit any controlled affiliate to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereinto or any voting rights with respect to the Shares, other than (a) pursuant to the Merger or (b) with Cardinal's prior written consent, which consent will not be unreasonably withheld (provided that the exercise of Syncor options shall not be subject to the terms of this
Section 2 so long as the underlying shares are retained), unless the individual or entity to whom Shares have been sold, transferred or disposed agrees in writing to be bound by this letter agreement as if a party to this letter agreement.

         3. The Stockholder solely, in his capacity as such, agrees that he will not, and will use reasonable best efforts to not permit any controlled affiliate to, directly or indirectly (including through its directors, officers, employees, agents or representatives), solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Syncor, or acquisition of any capital stock (other than upon exercise of Syncor Options that are outstanding as of the date of this Agreement) or a material amount of the assets (other than transactions with customers in the ordinary course of business consistent with past practice or the disposition of all or part of the business or operations of CMI) of Syncor and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Agreement or to otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in this letter agreement shall prevent the Stockholder from taking any action or omitting to take any action solely as a member of the Board of Directors of Syncor (or any committee thereof) or, at the direction of the Board of Directors of Syncor (or any committee thereof), as an officer or employee of Syncor or any of its subsidiaries, in each case, in accordance with the terms of the Agreement.

         4. The Stockholder agrees that all of the Shares beneficially owned by the Stockholder, or over which the Stockholder has sole voting power or control, directly or indirectly (including any common shares of Syncor acquired after the date of this letter agreement), at the record date for any meeting of Syncor Stockholders called to consider and vote to approve the Agreement, will be present at such meeting of stockholders in person or by proxy and will be voted by the Stockholder in favor thereof, and that, during the term of this Agreement, the Stockholder will not vote such Shares in favor of any Competing Transaction.

         5. The Stockholder shall execute and deliver, on a timely basis, an irrevocable appointment of proxy substantially in the form of Annex A to the Agreement, when and if reasonably requested by Cardinal prior to the Effective Time and will not revoke such proxy prior to the termination of this letter agreement.

         6. The Stockholder agrees that, in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Syncor or any Syncor subsidiary on, of or affecting the Shares of the Stockholder, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of capital stock of Syncor or any Syncor subsidiary after the execution of this letter agreement (including by conversion), or (c) the Stockholder voluntarily acquires the sole right to vote any shares of capital stock of Syncor or any Syncor subsidiary other than the Shares (collectively, "New Shares"), the Stockholder shall deliver promptly to Cardinal, upon request, an irrevocable proxy substantially in the form of Annex A attached to this letter agreement with respect to the New Shares. The Stockholder also agrees that any New Shares acquired or purchased by the Stockholder shall be subject to the terms of this letter agreement and shall constitute Shares to the same extent as if they were owned by the Stockholder on the date of this letter agreement (other than for purposes of Section 1 above).

         7. The Stockholder has necessary power and authority to enter into this letter agreement. Assuming the due authorization, execution and delivery by Cardinal, this letter agreement is the legal, valid and binding agreement of the Stockholder, and is enforceable against the Stockholder in accordance with its terms.

         8. The Stockholder agrees that damages are an inadequate remedy for the breach by the Stockholder of any term or condition of this letter agreement, and that Cardinal shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agreements in this letter agreement.

         9. Except to the extent that the laws of the jurisdiction of organization of any party to this letter agreement, or any other jurisdiction, are mandatorily applicable to matters arising under or in connection with this letter agreement, this letter agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined in any state or federal court sitting in the District of Delaware.

         10. Each of the parties to this letter agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this letter agreement, and each of the parties to this letter agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any state or federal court sitting in the District of Delaware. Each of the parties to this letter agreement agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this letter agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this letter agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 11 shall affect the right of any party to this letter agreement to serve legal process in any other manner permitted by law.

         11. Except as permitted by Section 2 above, any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms of this letter agreement, and the Stockholder or his legal representative shall take any and all reasonable actions necessary to obtain and deliver to Cardinal the written confirmation from such successor, assignee or transferee that he is bound by the terms of this letter agreement.

         12. This letter agreement constitutes the entire agreement among the parties to this letter agreement with respect to the matters covered by this letter agreement and supersedes all prior agreements, understandings or representations among the parties written or oral, with respect to the subject matter of this letter agreement.

         13. The Stockholder makes no agreement or understanding in this letter agreement in his capacity as a director, officer or employee of Syncor or any of its subsidiaries, and nothing in this letter agreement will limit or affect any actions or omissions taken by the Stockholder in his capacity as a director, officer or employee including in exercising rights under the Agreement, and no such actions or omissions shall be deemed a breach of this letter agreement.

         14. In consideration of the Stockholder's agreements set forth in this letter agreement, Cardinal hereby agrees that it will use reasonable best efforts to reasonably promptly provide the Stockholder and/or his controlled affiliates with the ability under Federal securities laws to sell, pledge, transfer or otherwise dispose of all or any portion of the Cardinal Common Shares received by him as a result of the Merger (including, without limitation, upon exercise of options) if he is prevented from doing so doing under applicable Federal securities laws or if he is reasonably advised by outside legal counsel that doing so would reasonably be expected to result in a failure to comply with applicable Federal securities laws, in each case, to the extent such prevention or failure results primarily from his entering into, or complying with, the terms of this letter agreement.

                  This letter agreement may be terminated at the option of any party to this letter agreement at any time after the earliest of (a) termination of the Agreement, (b) the Effective Time and (c) April 30, 2003. Upon such termination, no party shall have any further obligations or liabilities under this letter agreement. Please confirm that the foregoing correctly states the understanding between Cardinal and the Stockholder by signing and returning to the Stockholder a counterpart of this letter agreement.


                                 Very truly yours,


                                 By:
                                       ---------------------------------------
                                         Name:





Confirmed on the date first above written.

Cardinal Health, Inc.


By:
      -----------------------------------------
      Name:
      Title:

                                    Annex A



                       IRREVOCABLE APPOINTMENT OF PROXY


         The undersigned stockholder (the "Stockholder") of Syncor International Corporation ("Syncor") has executed the Support/Voting Agreement (the "Voting Agreement"), dated June ___, 2002, between the Stockholder and Cardinal Health, Inc. ("Cardinal"). The Voting Agreement relates to the Agreement and Plan of Merger, dated the same date, among Cardinal, Mudhen Merger Corp. ("Subcorp") and Syncor (the "Merger Agreement"). The Merger Agreement provides for, among other things, the merger of Subcorp with and into Syncor (the "Merger").

         As security for the Stockholder's obligations under the Voting Agreement, the Stockholder hereby irrevocably constitutes and appoints Cardinal as his, her or its attorney and proxy in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law ("DGCL"), with full power of substitution and resubstitution: to cause all of the shares of common stock of Syncor that the Stockholder would be entitled to vote (the "Shares") if personally present to be counted as present at any meeting of Syncor Stockholders called to consider and vote to approve the Merger Agreement; and to vote his, her or its Shares at any such meeting, however called, or execute consents in respect of his, her or its Shares, in favor of the approval of the Merger Agreement. THIS APPOINTMENT OF PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST WITHIN THE MEANING OF
SECTION 212(e) OF THE DGCL. The Stockholder hereby revokes all other proxies and powers of attorney with respect to his Shares that he may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted (and if granted, shall not be effective) by the Stockholder with respect thereto, other than for the sole purpose of voting Shares as contemplated by the Voting Agreement or in connection with any meeting of Syncor Stockholders at which approval of the Merger Agreement or any matter relating to a Competing Transaction is not to be considered or voted upon including, without limitation, the Annual Meeting of Stockholders scheduled for June 17, 2002 (and any adjournment or postponement thereof).

         Schedule I attached hereto sets forth the correct total number of the Shares.

         The appointment made by this Irrevocable Appointment of Proxy shall be effective until the termination of the Voting Agreement.


                                              -----------------------------
                                              Stockholder Signature

Dated:

                                  Schedule I

                                Stock Ownership






Owned Beneficially                                   ________*
------------------



*  and Record Owner

                                                                   Exhibit 99.2
                                                                   ------------


Cardinal Health
News Release
7000 Cardinal Place
Dublin,OH 43017
www.cardinal.com


                                                      FOR IMMEDIATE RELEASE

Cardinal Health, Inc. Contacts:
Media:
Lisa Kim
614-757-3530

Investor Relations:
Stephen Fischbach
614-757-7067

Syncor International Corporation Contact:
William Powell
818-737-4702


CARDINAL HEALTH TO ACQUIRE SYNCOR INTERNATIONAL

Acquisition Focuses on Fast-Growing Nuclear Pharmacy Business

DUBLIN, Ohio, and WOODLAND HILLS, California, June 14, 2002 - Cardinal Health, Inc. (NYSE: CAH), the leading provider of products and services supporting the health care industry, and Syncor International Corporation (Nasdaq: SCOR), the leading provider of nuclear pharmacy services, announce a definitive agreement allowing Cardinal Health to acquire Syncor for approximately $1.1 billion. This acquisition provides Cardinal Health with a leadership presence in the high-growth and profitable nuclear pharmacy business and advances its strategy of expanding the breadth of offerings it provides to health care customers.

The acquisition of Syncor is a stock-for-stock deal in which Syncor will become a wholly owned subsidiary of Cardinal Health. Terms of the definitive agreement call for Syncor shareholders to receive .52 Cardinal Health common shares for each outstanding share of Syncor common stock, with Cardinal Health issuing an aggregate of approximately 14 million common shares on a fully diluted basis. The transaction is intended to be tax-free to the holders of Syncor common stock. Cardinal Health will also assume Syncor's debt, which, net of cash, totaled $202 million as of March 31, 2002. The acquisition is expected to be completed by the end of 2002, subject to regulatory clearance, approval by Syncor shareholders, and other customary conditions. Cardinal Health expects the completed acquisition to be accretive to its earnings within the first year.

Syncor pioneered the concept of centralized nuclear pharmacy services, also known as radiopharmacy, in 1974. It compounds and dispenses radiopharmaceuticals for diagnostic and therapeutic use for oncology and heart disease applications, among others. These medicines also allow physicians to investigate the function of various organs and treat illness without the risk or expense of surgery. Syncor's net sales grew 23 percent in FY 2001 to $775 million, 73 percent coming from the nuclear pharmacy business.

Syncor also operates a network of imaging centers, a business it announced earlier this year that it did not intend to further expand. Syncor has decided to exit this business either before or shortly following the completion of the acquisition. Syncor also announced earlier this year that it was rationalizing its international operations. Cardinal Health will accelerate that rationalization following the acquisition.

"Syncor is a leader in radiopharmacy services and is a tremendous fit with Cardinal Health. With Syncor, we will have a strong core nuclear pharmacy service we can offer our provider customers and also an attractive commercialization and logistics solution for manufacturers of complex pharmaceuticals," said Robert D. Walter, chairman and chief executive officer of Cardinal Health. "This combination expands Cardinal Health's breadth of offerings, including our complementary Central Pharmacy Services business, and provides another opportunity to introduce our products and services to new customers and more effectively deliver value to health care providers."

"Cardinal Health's resources and leadership position in health care will be a tremendous asset for Syncor," said Monty Fu, chairman and founder of Syncor. "As a result of our partnership, the combined relationships with providers and manufacturers as well as the capability to offer more nuclear pharmacy products and services to customers will far exceed what either company could accomplish independently."

"Syncor's commitment to service and professionalism, bias towards action, and business innovation are the reasons why we are so successful in the radiopharmacy business," said Robert G. Funari, president and chief executive officer, Syncor International Corporation. "These are characteristics we share with Cardinal Health so we are excited to build on our considerable success through this new association."

Conference Call Today
Cardinal Health has scheduled a conference call for today at 1 p.m. Eastern Daylight Time (EDT) to discuss the Syncor International acquisition. To access this discussion, please dial 706-679-0766. A replay of the conference call will be available from 4 p.m. (EDT) on June 14, 2002 through 5 p.m. (EDT) on June 19, 2002 by dialing 706-645-9291, passcode 4534792.

About Syncor

Syncor International Corporation is a leading provider of high technology health care services concentrating on nuclear pharmacy services, medical imaging, niche manufacturing and radiotherapy. In the nuclear pharmacy services business, Syncor compounds and dispenses radiopharmaceuticals for diagnostic and therapeutic use by nuclear medicine departments in hospitals and outpatient clinics. Syncor distributes these time-critical pharmaceuticals to more than 7,000 U.S.-based customers through an integrated network of 130 domestic and 19 international nuclear pharmacies. Medical imaging services are provided through an integrated network of 72 domestic and 19 internationally owned or operated facilities. Medical imaging operations are conducted by Syncor's wholly owned subsidiary, Comprehensive Medical Imaging, Inc. Syncor also owns or operates eight domestic and two international production facilities for positron emission tomography (PET) radiopharmaceuticals, and is a party to a series of agreements to make PET technology more accessible to healthcare providers and patients nationwide. For more information visit www.syncor.com.

About Cardinal Health

Cardinal Health, Inc. (www.cardinal.com) is the leading provider of products and services supporting the health care industry. Cardinal Health companies develop, manufacture, package and market products for patient care; develop drug-delivery technologies; distribute pharmaceuticals, medical-surgical and laboratory supplies; and offer consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, Cardinal Health employs more than 49,000 people on five continents and produces annual revenues of more than $40 billion. Cardinal Health is ranked #23 on the current Fortune 500 list and was named as one of the "The World's Best" companies by Forbes magazine in 2002.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health's Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) the costs, difficulties, and uncertainties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships, changes in the distribution outsourcing patterns for health-care products and/or services, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. Cardinal undertakes no obligation to update or revise any forward-looking statements.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Syncor International Corporation ("Syncor") in connection with the proposed merger, and their interests in the solicitation, is set forth in a Schedule 14A filed on the date of this press release with the SEC. Cardinal Health, Inc. ("Cardinal") intends to file a registration statement on Form S-4 in connection with the transaction, and Syncor intends to mail a proxy statement/prospectus to its stockholders in connection with the transaction. Investors and security holders of Syncor are urged to read the proxy statement/prospectus when it becomes available because it will contain important information about Cardinal, Syncor and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) at the SEC's web sit at www.sec.gov. A free copy of the proxy statement/prospectus may also be obtained from Cardinal or Syncor. Cardinal and Syncor and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Syncor in favor of the transaction. Information regarding the interests of Syncor's officers and directors in the transaction will be included in the joint proxy statement/prospectus. In addition to the registration statement on Form S-4 to be filed by Cardinal in connection with the transaction, and the proxy statement/prospectus to be mailed to the stockholders of Syncor in connection with the transaction, each of Cardinal and Syncor file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C., 20549. Investors should call the SEC at 1-800-SEC-0330 for further information. The reports, statements and other information filed by Cardinal and Syncor with the SEC are also available for free at the SEC's web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from Cardinal or Syncor. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decision.

                                                               Exhibit 99.3
                                                               ------------


                                                      FOR IMMEDIATE RELEASE

Contact:
William R. Powell
Director - Investor Relations &
Corporate Communications
(818) 737-4702


                        SYNCOR INTERNATIONAL TO SELL
                       COMPREHENSIVE MEDICAL IMAGING

WOODLAND HILLS, CALIFORNIA - June 14, 2002 - Syncor International
Corporation (Nasdaq: SCOR) announced today it is exiting the imaging business and is entertaining offers for its Comprehensive Medical Imaging division, the third largest provider of fixed-site outpatient imaging services in the United States.

         In conjunction with this development, Syncor announced that in the current quarter ending June 30, 2002, it will take an after-tax charge in the range of $22 to $24 million related to the potential divestiture of the imaging centers, the reorganization of its international operations announced earlier this year, and other operating charges. This charge relates to facility closings, employee termination costs, and the write-down of assets including additional provisions for allowance for uncollectible accounts and contractual allowances, as well as corporate charges related to the reorganization of the IT division and the departure of former executives of the company.

Forward Looking Statements

This news release may contain forward-looking statements that involve risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially from those projected are the following: the effect of general economic and market conditions; supply and demand for the Company's products; competitor pricing; changes in reimbursement rates for our services; maintenance of the Company's current market position; and other risks, uncertainties and factors discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K for 2001 and in the Company's other filings with the SEC. Given these uncertainties, undue reliance should not be placed on such forward-looking statements.

About Syncor

Syncor International Corporation is a leading provider of high technology health care services concentrating on nuclear pharmacy services, medical imaging, niche manufacturing and radiotherapy. In the nuclear pharmacy services business, Syncor compounds and dispenses radiopharmaceuticals for diagnostic and therapeutic use by nuclear medicine departments in hospitals and outpatient clinics. Syncor distributes these time-critical pharmaceuticals to more than 7,000 U.S.-based customers through an integrated network of 130 domestic and 19 international nuclear pharmacies. Medical imaging services are provided through an integrated network of 72 domestic and 19 internationally owned or operated facilities. Medical imaging operations are conducted by Syncor's wholly owned subsidiary, Comprehensive Medical Imaging, Inc. Syncor also owns or operates eight domestic and two international production facilities for positron emission tomography (PET) radiopharmaceuticals, and is a party to a series of agreements to make PET technology more accessible to healthcare providers and patients nationwide. For more information visit www.syncor.com.

                                    ###

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Syncor International Corporation ("Syncor") in connection with the proposed merger, and their interests in the solicitation, is set forth in a Schedule 14A filed on the date of this press release with the SEC. Cardinal Health, Inc. ("Cardinal") intends to file a registration statement on Form S-4 in connection with the transaction, and Syncor intends to mail a proxy statement/prospectus to its stockholders in connection with the transaction. Investors and security holders of Syncor are urged to read the proxy statement/prospectus when it becomes available because it will contain important information about Cardinal, Syncor and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) at the SEC's web sit at www.sec.gov. A free copy of the proxy statement/prospectus may also be obtained from Cardinal or Syncor. Cardinal and Syncor and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Syncor in favor of the transaction. Information regarding the interests of Syncor's officers and directors in the transaction will be included in the joint proxy statement/prospectus. In addition to the registration statement on Form S-4 to be filed by Cardinal in connection with the transaction, and the proxy statement/prospectus to be mailed to the stockholders of Syncor in connection with the transaction, each of Cardinal and Syncor file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C., 20549. Investors should call the SEC at 1-800-SEC-0330 for further information. The reports, statements and other information filed by Cardinal and Syncor with the SEC are also available for free at the SEC's web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from Cardinal or Syncor. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decision.